Exhibit 2.1

DATED JULY 27, 2015

SHARE PURCHASE AGREEMENT FOR THE SALE AND PURCHASE OF DAVALL GEARS LTD

between

(1) SL MONTEVIDEO TECHNOLOGY, INC.

and

(2) THE SHAREHOLDERS OF DAVALL GEARS LTD

CONTENTS

CLAUSE
1.	Interpretation	1
2.	Sale and purchase	8
3.	Purchase price	9
4.	Escrow account	11
5.	Completion	13
6.	Warranties	14
7.	Limitations on claims	15
8.	Property	15
9.	Tax covenant	15
10.	Indemnities	15
11.	Restrictions on Sellers	16
12.	Confidentiality and announcements	20
13.	Further assurance	22
14.	Assignment	22
15.	Entire agreement	23
16.	Variation and waiver	24
17.	Costs	24
18.	Sellers’ Representatives	24
19.	Notices	29
20.	Interest	31
21.	Severance	31
22.	Agreement survives Completion	31
23.	Third party rights	31
24.	Successors	32
25.	Counterparts	32
26.	Right and remedies	32
27.	Governing law and jurisdiction	32

SCHEDULE

SCHEDULE 1 PARTICULARS OF SELLERS AND RELEVANT PROPORTIONS		34

SCHEDULE 2 PARTICULARS OF THE COMPANY AND MOLLART		36

SCHEDULE 3 COMPLETION		38

Part 1. What the Sellers shall deliver to the Buyer at Completion		38

Part 2. Matters for the board meetings at Completion		39

SCHEDULE 4 WARRANTIES		41

Part 1. General Warranties		41
1.	The Company	41
2.	Power to sell the Sale Shares	41
3.	Shares in the Company	41

4.	Directors	42
5.	Constitutional and corporate documents	42
6.	Information	43
7.	Compliance with laws	43
8.	Licences and consents	44
9.	Insurance	44
10.	Power to bind	45
11.	Disputes and investigations	45
12.	Grants	45
13.	Defective products	45
14.	Contracts	46
15.	Trading	48
16.	Effect of Sale	49
17.	Transactions with the Sellers	50
18.	Finance and guarantees	50
19.	Insolvency	52
20.	Accounts	53
21.	Changes since Accounts Date	55
22.	Financial and other records	56
23.	Assets	56
24.	Advertising Materials	57
25.	Stock	58
26.	Intellectual property	58
27.	Information technology	60
28.	Data protection	61
29.	Employment	62
30.	Retirement benefits	64
31.	Property	65
General		65
32.	Environment and health and safety	68
33.	Competition	70
34.	Brokerage or Commissions	71

Part 2. Tax warranties		71

SCHEDULE 5 TAX COVENANT		79

SCHEDULE 6 SELLERS’ LIMITATION OF LIABILITY		90
1.	Caps on Liability	90
2.	De minimis limits	90
3.	Time Limits	90
4.	Buyer’s Knowledge	91
5.	Provision made in Accounts	91
6.	Insurance	92
7.	Recovery from third parties	92
8.	Change in Law	93
9.	Voluntary Acts	93

10.	No Set-Off	93
11.	No Double Recovery	94
12.	No Rescission	94
13.	Duty to Mitigate	94

SCHEDULE 7 INTELLECTUAL PROPERTY RIGHTS		95

Part 1. Registered Intellectual Property Rights		95

Part 2. Material unregistered Intellectual Property Rights		97

Part 3. Intellectual Property Rights licensed from third parties		97

Part 4. Intellectual Property Rights licensed to third parties		97

SCHEDULE 8 THE PROPERTY		98

Particulars of the Property		98

SCHEDULE 9 COMPLETION STATEMENT		99

THIS DEED is dated July 27, 2015

PARTIES

(1)	The several persons whose names and addresses are set out in Schedule 1 (Sellers).

(2)	SL Montevideo Technology, Inc. incorporated and registered in the state of Minnesota, USA whose registered office is at 2002 Black Oak Ave, Montevideo, MN56265 USA (Buyer).

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £477,682 divided into 450,000 ordinary shares of £1.00 each and 27,682 A ordinary shares of £1.00 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 2.

(D)	The Sellers are the legal and beneficial owners of the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1.

(E)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company for the period ended on the Accounts Date including, the audited balance sheet, the audited profit and loss account together with the notes on them, the cash flow statement and the auditor’s and directors’ reports (copies of which are included in the Disclosure Bundle).

Accounts Cash Balance: £329,974 being the Cash Balances as set out in the Accounts.

Accounts Date: 31 May 2015.

Accounts Third Party Indebtedness: £294,988 being the Third Party Indebtedness as set out in the Accounts less the Bank Loan (but for the purposes of this definition inclusive of the confidential invoice discounting facility).

Bank: Clydesdale Bank

Bank Loan: £1,398,442.70, being an amount equal to all indebtedness of the Company and the Subsidiary to the Bank (including, for the avoidance of doubt, the loan and the confidential invoice discounting facility).

Business: the business carried on by the Company and its Group, namely the design and manufacture of high precision geared products and such other business as is carried on by it under the names of Davall Gears, Davall Stock Gears and Mollart Universal Joints.

Business Day: a day other than a Saturday, Sunday or public holiday during which banks in the City of London and Mount Laurel, New Jersey, United States are open for business.

Buyer’s Solicitors: Dechert LLP of 160 Queen Victoria Street, London EC4V 4QQ.

CAA 2001: the Capital Allowances Act 2001.

Call Option: means the call option in the agreed form between the Buyer and Michael Richards.

Cash Balances: cash in hand or credited to any account with a financial institution; securities with a maturity of less than one year which are readily convertible into cash; and cheques received but not yet deposited.

Claim: a claim for breach of any of the Warranties other than the Fundamental Warranties and the Tax Warranties.

Company: Davall Gears Ltd, a company incorporated and registered in England and Wales with company number 06181912 whose registered office is at Unit 1 Travellers Lane, Welham Green, Hatfield, Hertfordshire AL9 7JB further details of which are set out in Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Completion Payment: the sum of £11,700,000 (i) plus the Accounts Cash Balance and less (ii) the Richards Consideration; (iii) the Insurance Contribution; (iv) the amount of the Bank Loan; (v) the Accounts Third Party Indebtedness; (vi) the Richards Shares Exercise Amount and (vii) the Sellers’ Escrow Fee Contribution.

Completion Statement: the statement referred in to Schedule 9 drawn up as at the time immediately prior to Completion on the basis of the pro forma completion statement as set out in Part B of Schedule 9.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Control: shall be as defined in section 1124 of the Corporation Tax Act 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Deferred Consideration: the sum of £1,300,000.

Deferred Payment Date: the date falling 24 months after the Completion Date.

Director: each person who is a director of the Company, as set out in Schedule 2.

Disclosed: fairly disclosed (with sufficient details to identify, and make a reasonably informed judgment of, the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents annexed to the Disclosure Letter as listed on the index to the Disclosure Bundle in the agreed form.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

Due Amount: the amount (if any) due for payment by the Sellers (or any of them) to the Buyer in respect of a Relevant Claim (or any other claim under this Agreement) that has been Resolved.

DPA 1998: the Data Protection Act 1998.

Employee: has the meaning set out in paragraph 29.1 of Part 1 of Schedule 4.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, security interest, assignment by way of security, title retention, right of set off, or any other security agreement or arrangement having a similar effect howsoever arising.

Environmental Insurance Policy: the premises insurance policy relating to the Property issued to the Buyer on the date hereof by Channel Environmental Consortium (9373), a consortium of Lloyd’s Syndicates.

Environmental Report: the environmental report dated 1 June 2015 relating to a Phase I Environmental Site Assessment of the Company’s site located on Travellers Lane, Welham Green, Hatfield, Hertfordshire AL9 7JB, United Kingdom prepared by Environmental Resources Management and conducted on behalf of SL Industries, Inc.

Escrow Account: the interest-bearing deposit account in the joint names of the Buyer and the Sellers’ Representatives to be opened at the Escrow Bank on Completion in accordance with clause 4 and the Escrow Letter.

Escrow Agent: Deutsche Bank AG, London Branch.

Escrow Bank: Deutsche Bank AG, London Branch, a corporation domiciled in Frankfurt am Main, Germany, acting through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB, England.

Escrow Letter: the letter, in agreed form, from the Buyer and the Sellers’ Representatives instructing and authorising the Escrow Agent to establish and operate the Escrow Account.

Estimated Liability: in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the Sellers’ liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, as determined by the Buyer (acting reasonably).

FSMA: the Financial Services and Markets Act 2000.

Fundamental Claim: a claim for breach of any of the Fundamental Warranties.

Fundamental Warranties: the warranties set out in paragraphs 1 (The Company); 2 (Power to Sell the Sale Shares); 3 (Shares in the Company); 30 (Retirement Benefits); 32 (Environment and Health and Safety) and 34 (Brokerage or Commissions).

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

holding company: has the meaning given in clause 1.11.

IHTA 1984: the Inheritance Tax Act 1984.

Insurance Contribution: the sum of £64,210, being the Sellers’ contribution to the cost of the Environmental Insurance Policy being purchased by the Buyer.

Intellectual Property Rights: has the meaning given in paragraph 26.1 of Part 1 of Schedule 4.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Management Accounts: the unaudited consolidated balance sheet as at 30 June 2015 and the unaudited consolidated profit and loss account of the Company (including any notes thereon) for June 2015 (a copy of which is included in the Disclosure Bundle).

Mollart: Mollart Universal Joints Limited a wholly-owned subsidiary of the Company incorporated and registered in England and Wales with company number 05939858 whose registered office is at Unit 1 Travellers Lane, Welham Green, Hatfield, Hertfordshire AL9 7JB further details of which are set out in Schedule 2

Ordinary Sellers: the Sellers holding ordinary shares of £1.00 in the capital of the Company immediately prior to the Completion Date.

Outstanding Claim: has the meaning given in clause 4.8.

Pension Scheme: the Davall Gears Ltd pension scheme with scheme number F67397 established with Friends Life and which is registered under Chapter 2 of Part 4 of the Finance Act 2004.

Previously-owned Land and Buildings: has the meaning given in paragraph 25 of Part 1 of Schedule 4.

Proceedings: means any litigation or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business) or any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.

Property: the land and buildings, short particulars of which are set out in Schedule 8.

Purchase Price: the consideration for the Sale Shares to be paid by the Buyer in accordance with clause 3.

Put Option means the put option in the agreed form between Michael Richards and the Buyer.

Relevant Claim: a Claim or any other claim pursuant to this agreement.

Relevant Proportions: the proportions set out in column 6 of Schedule 1.

Reserved Sum: in relation to an Outstanding Claim, the aggregate amount withheld from the Deferred Consideration in the Escrow Account pursuant to clause 4.8 in respect of that claim.

Richards Consideration: £642,742.21 being the amount payable to Michael Richards pursuant to clause 6.2(a) of the Call Option or clause 6.2(a) of the Put Option (as the case may be).

Richards Shares: the 27,682 A ordinary shares of £1.00 each in the Company owned by Michael Richards which shall be acquired by the Buyer on the terms of the Call Option or the Put Option as the case may be.

Richards Shares Exercise Amount: £110,728 being the sum required to be paid by Michael Richards to the Company in relation to the exercise of his EMI options over A ordinary shares.

Sale Shares: the 450,000 ordinary shares of £1.00 each and the 27,682 A ordinary shares in the Company, all of which have been issued and are fully paid, and which comprise the whole of the issued share capital of the Company.

Sellers’ Escrow Fee Contribution: £5,100 (inclusive of VAT) being the Sellers’ proportion of the fees of the Escrow Agent.

Sellers’ Representatives: the Management Sellers’ Representative and the Non-Management Sellers’ Representative as defined in clause 18.

Sellers’ Solicitors: Bracher Rawlins LLP, 77 Kingsway, London WC2B 6SR.

Sellers’ Solicitors Account: the client account of the Sellers’ Solicitors at Barclays Bank plc, 99 Hatton Garden, London EC1N 8DN, Bracher Rawlins LLP Client Account, 10669490, 20-37-75.

Shareholders’ Agreement: the shareholders’ agreement relating to the Company dated 30 September 2014 relating to the Company and made between the Sellers and the Company.

subsidiary: has the meaning given in clause 1.11.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere but excluding business and water rates and council taxes) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company or any subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Covenant: the tax covenant set out in Schedule 5.

Tax Claim: a claim for beach of any of the Tax Warranties or a claim under the Tax Covenant.

Tax Warranties: the Warranties set out in Part 2 of Schedule 4.

Taxation Authority: has the meaning given in paragraph 1.3 of Schedule 5.

Taxation Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

Tenancies: has the meaning given in paragraph 25.1 of Part 1 of Schedule 4.

Third Party Indebtedness: means the aggregate amount of the principal of and accrued or outstanding interest on all borrowings and/or indebtedness in the nature of borrowings of the Company including by way of bank bonds, asset purchase agreements, hire purchase agreements, loans, overdrafts, letters of credit, loan notes, amounts owing to the Sellers and excluding all trade credit incurred from suppliers in the ordinary course of business and tax owed by the Company.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given pursuant to clause 6 and set out in Schedule 4.

Warranties Insurance Policy: the Buyer’s Warranty and Indemnity Insurance Policy (policy number W0716515PPBU) to be entered into on Completion between the Buyer and Beazley Solutions Limited.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.12	A reference to the Sellers shall include a reference to each of them.

1.13	A reference to writing or written includes e-mail when used in the text of any Warranty and to the extent otherwise expressly provided in this agreement but otherwise excludes e-mail and fax.

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	References to a document in agreed form are to that document in the form agreed and initialled by, or on behalf of, the Buyer and the Sellers’ Representatives.

1.17	Unless otherwise provided, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.19	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	SALE AND PURCHASE

2.1	On the terms of this agreement and, in relation to the Richards Shares on the additional terms of the Put Option or the Call Option (as the case may be):-

(a)	the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares (other than the Richards Shares); and

(b)	Michael Richards shall sell and the Buyer shall buy, with effect from the date specified in the Call Option or the Put Option (as the case may be) the Richards Shares,

in each case, with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares (or any of them) conferred on him under the articles of association of the Company or otherwise.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares (other than the Sale Shares owned by Michael Richards) is completed simultaneously.

3.	PURCHASE PRICE

3.1	The Purchase Price shall total the following sums which shall be payable in cash as set out below (or, in the case of the Insurance Contribution, retained by the Buyer). The Purchase Price shall be comprised of the following:

(a)	the Completion Payment which shall be paid in accordance with clause 3.2(a);

(b)	the Deferred Consideration, which shall be paid in accordance with clause 3.2(b);

(c)	the Richards Consideration, which shall be paid into the Escrow Account on Completion and subsequently paid to Michael Richards in accordance with the provisions of the Call Option or the Put Option (as the case may be);

(d)	the Richards Shares Exercise Amount which shall be paid to the Company;

(e)	the payment of the sum of £1,398,442.70 to the Bank to discharge the Bank Loan;

(f)	the Sellers’ Escrow Fee Contribution which shall be paid to the Escrow Agent; and

(g)	the Insurance Contribution, which shall be retained by the Buyer to be applied to pay the Environmental Insurance Policy premium and shall not be payable to the Sellers.

3.2	The Purchase Price (other than the Insurance Contribution which shall be retained by the Buyer for its benefit) shall be satisfied by the Buyer as follows:

(a)	by the payment of the amount due pursuant to clause 3.1(a) to the Sellers’ Solicitors Account on behalf of the Sellers in cash on Completion;

(b)	by the payment of the Deferred Consideration to the Escrow Account at Completion where the same shall be held in accordance with clause 4 and the Escrow Letter;

(c)	by the payment of the Sellers’ Escrow Fee Contribution to the Escrow Agent;

(d)	by the payment of the Richards Shares Exercise Amount to the Company;

(e)	by the payment, on the due date for such payment (as specified in the Call Option or the Put Option (as the case may be)) of the Richards Consideration to Michael Richards provided that such amount shall, in the first instance be paid by the Buyer into the Escrow Account following the Buyer’s receipt of a signed blank escrow release form from each of the Sellers’ Representatives as contemplated; and

(f)	by the payment pursuant to clause 3.1(e) being made to the Bank.

3.3	Following Completion, the Completion Statement shall be prepared and the Purchase Price shall (if necessary) be adjusted in accordance with the provisions of Schedule 9 and the Sellers or the Buyer (as the case may be) shall make such payments (if any) as shall be required by Schedule 9.

3.4	All payments to be made to the Sellers in respect of the Purchase Price (including any payments to the Sellers from the Escrow Account in accordance with clause 4) shall be:

(a)	made in sterling by electronic transfer of immediately available funds to the Sellers’ Solicitors Account (who are hereby irrevocably authorised by the Sellers to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid; and

(b)	subject to clauses 3.5 and 3.6, apportioned between the Sellers in the Relevant Proportions.

3.5	Michael Richards’s apportionment of the Completion Payment shall be satisfied by the Richards Consideration and accordingly the Completion Payment shall be apportioned between the Ordinary Sellers only, pro rata to their shareholdings immediately prior to the Completion Date.

3.6	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any Relevant Claim and where a payment is made to the Buyer for a Relevant Claim against the entire group of Sellers, this reduction in the Purchase Price shall be apportioned between the Sellers as set out opposite their respective names in Schedule 1.

3.7	Save as expressly provided in clause 4 or required by law, each payment to be made by the Buyer under this agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind.

3.8	Save as expressly provided in clause 4 or as required by law, each payment to be made under this agreement shall be made free and clear of all deductions, withholdings, counterclaims or set off of any kind.

3.9	If the Buyer or Sellers are required by law to make any deduction or withholding from any payment under this agreement (other than any payment of the Purchase Price), the sum due from the Buyer or Sellers (as the case may be) in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the recipient(s) of the payment receives and retains a net sum equal to the sum it/they would have received had no deduction or withholding been required to be made.

3.10	If any amount paid or due to the Buyer or Sellers under this agreement (other than any payment of the Purchase Price) results in a tax liability of the recipient, the payor covenants to pay to the recipient such further sum as will ensure that the net amount received and retained by the recipient after such tax liability is taken into account shall equal the full amount which would have been received and retained by the recipient in the absence of such tax liability.

4.	ESCROW ACCOUNT

4.1	The provisions of this clause shall apply to the Deferred Consideration to be paid into the Escrow Account at Completion.

4.2	Any interest that accrues on the credit balance on the Escrow Account from time to time shall be credited to the Escrow Account for the benefit of the Sellers and any payment of principal out of the Escrow Account to the Sellers shall include a payment of the interest earned on that principal sum. Any payment of principal out of the Escrow Account to the Buyer shall not include any payment of interest earned on the principal.

4.3	The fees and expenses of the Escrow Bank in relation to the establishment and operation of the Escrow Account shall be split equally between the Buyer on the one hand and the Sellers on the other.

4.4	No amount shall be released from the Escrow Account otherwise than in accordance with this clause 4 and the terms of the Escrow Letter.

4.5	In this agreement, a Relevant Claim shall be deemed to be Resolved if it has been:

(a)	agreed in writing between the Buyer and the Sellers’ Representatives as to both liability and quantum;

(b)	finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(c)	unconditionally withdrawn by the Buyer in writing.

4.6	If on the Deferred Payment Date no Relevant Claims have been notified to the Sellers’ Representatives, or all Relevant Claims which have been notified to the Sellers’ Representatives have been Resolved with no Due Amounts payable to the Buyer, the Buyer and the Sellers’ Representatives shall jointly instruct the Escrow Agent to make a payment for the full amount of the Deferred Consideration (together with any accrued interest on such balance) to the Sellers.

4.7	If on the Deferred Payment Date any Relevant Claim has been Resolved and a Due Amount is outstanding in respect of that claim, the Buyer and the Sellers’ Representatives shall jointly instruct the Escrow Agent to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against the Deferred Consideration, and to treat the Buyer’s obligation to pay the Deferred Consideration as being reduced pro tanto by the amount so set off, and the parties shall instruct the Escrow Agent to make the following payments from the Escrow Account:

(a)	to the Buyer, the aggregate Due Amounts in respect of any such Resolved Claims; and

(b)	to the Sellers, the remaining balance of the Deferred Consideration (together with any accrued interest on such balance) less any amounts required to be retained in the Escrow Account in accordance with clause 4.8.

4.8	If on the Deferred Payment Date a Relevant Claim has been notified by the Buyer to the Sellers’ Representatives in accordance with this agreement but it has not been Resolved on or before that date (an Outstanding Claim), the parties shall instruct the Escrow Agent to withhold in the Escrow Account an amount of Deferred Consideration equal to the Estimated Liability in respect of the Outstanding Claim (or if lower, the full amount of such Deferred Consideration) until such point as the Outstanding Claim has been Resolved.

4.9	If a Due Amount is not satisfied in full by way of set-off under clause 4.6 or by a payment to the Buyer from the Escrow Account in accordance with clause 4, nothing in this agreement shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Sellers and the Due Amount (to the extent not so satisfied) in accordance with the terms of this agreement.

4.10	Upon an Outstanding Claim being Resolved, the Buyer and the Sellers’ Representatives shall, as soon as reasonably practicable instruct the Escrow Agent to make the following payments from the Escrow Account:

(a)	to the Buyer, such part of the Reserved Sum as is equal to the Due Amount (if any) in respect of that claim or, if lower, the full amount of the Reserved Sum; and

(b)	to the Sellers, the remaining balance of the Reserved Sum (if any) after the sums due to Buyer under clause 4.10(a) have been paid (together with any accrued interest on such balance).

4.11	Any payments made from the Escrow Account to the Buyer under this clause 4 shall (to the extent permitted at law) be treated as a reduction of the Purchase Price.

4.12	If at any time following the Deferred Payment Date:

(a)	all Outstanding Claims have been Resolved; and

(b)	there is a nil balance standing to the credit of the Escrow Account,

the Buyer and the Sellers’ Representatives shall promptly instruct the Escrow Agent to close the Escrow Account.

4.13	The Buyer and the Sellers each agree to:

(a)	provide all such information or documentation as may be reasonably required to enable the Escrow Agent to establish the Escrow Account in accordance with this agreement and the Escrow Letter; and

(b)	promptly provide such instructions to the Escrow Agent (where relevant in the form specified by the Escrow Letter), and to take all other actions in relation to the Escrow Account, as are necessary to give effect to the provisions of this clause 4.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).

5.2	At Completion:

(a)	the Sellers’ Representatives and the Buyer together shall:

(i)	sign and deliver the Escrow Letter to the Escrow Agent; and

(ii)	procure, so far as they are able, that the Escrow Agent promptly establishes the Escrow Account;

(b)	the Sellers shall:

(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 1 of Schedule 3;

(ii)	procure that a board meeting of the Company is held at which the matters set out in Part 2 of Schedule 3 are carried out;

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Sellers; and

(iv)	deliver to the Buyer’s Solicitors all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at the Property.

(c)	the Buyer shall pay the Purchase Price in accordance with clause 3.2 and deliver to the Sellers (provided that the payment required to be made pursuant to clause 3.2(c) shall not be due and payable until such date as shall be determined pursuant to the Call Option or the Put Option (as the case may be)):

(i)	a copy of the Warranties Insurance Policy and the Environmental Insurance Policy;

(ii)	a signed acknowledgement of the Disclosure Letter; and

(iii)	a copy of the resolution adopted by the board of directors of the Buyer approving the Transaction and the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion.

5.3	Subject to, and with effect on, Completion each Seller which is party to the Shareholders’ Agreement agrees that the Shareholders’ Agreement shall terminate and all past, present and future obligations and liabilities under the Shareholders’ Agreement shall cease and each such Party irrevocably waives any and all right and interest it/he/she may have thereunder (including in respect of any claim or cause of action in respect of any breach thereof, whether known or unknown). Each of the Sellers acknowledges that the consideration for the termination of the Shareholders’ Agreement and the waivers given pursuant to this clause 5.3 is included in the Purchase Price.

6.	WARRANTIES

6.1	The Sellers acknowledge that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Sellers jointly and severally warrant to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement.

6.3	Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries.

6.4	The Sellers waive and may not enforce any right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any employee or officer of the Company or Mollart for the purpose of assisting the Sellers to enter into any provision of this agreement or prepare the Disclosure Letter.

6.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.6	The rights and remedies of the Buyer in respect of any claim under this agreement shall not be affected by Completion.

7.	LIMITATIONS ON CLAIMS

7.1	Save as provided in clause 7.2:

(a)	Schedule 6 limits or excludes (as the case may be) the Sellers’ liability for Claims, Fundamental Claims and Tax Claims; and

(b)	paragraph 3 of Schedule 5 limits or excludes (as the case may be) the Sellers’ liability for Tax Claims.

7.2	Nothing in this clause or Schedule 6 or Schedule 5 shall operate to exclude or limit the Sellers’ liability to the extent that any claim under this agreement arises as a result of any fraud, deceit or wilful concealment by the Sellers.

8.	PROPERTY

The provisions of Schedule 8 apply in this agreement in relation to the Property.

9.	TAX COVENANT

The provisions of Schedule 5 apply in this agreement in relation to Taxation.

10.	INDEMNITIES

10.1	Subject to clause 7.1 and Schedule 6, without restricting the rights of the Buyer or the ability of the Buyer to claim damages on any basis available to if the Sellers are in breach of any of the Warranties the Sellers shall pay the Buyer on demand the amount necessary to put it and the Company into the position which would have existed if such Warranty or Warranties had not been breached together with all reasonable costs and expenses incurred by the Buyer and/or the Company as a result of such breach.

10.2	Without restricting the rights of the Sellers or the ability of the Seller to claim damages on any basis available to them if the Buyer is in breach of any of the warranties set out in this clause 10.2 the Buyer shall pay to the Sellers on demand the amount necessary to put them into the position which would have existed if any of the warranties set out in this clause 10.2 had not been breached together with all reasonable costs and expenses incurred by the Sellers as a result of such breach. The Buyer warrants to the Sellers in the following terms:

(a)	the Buyer has the requisite power and authority to enter into and perform this agreement and the documents referred to in it (to which it is a party), and they constitute valid, legal and binding obligations on the Buyer in accordance with their respective terms.

(b)	the execution and performance by the Buyer of this agreement and the documents referred to in it will not breach or constitute a default under the Buyer’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Buyer; and

(c)	the Buyer or any of its officers, directors or employees has not employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee or similar fees, commissions or reimbursement expenses in connection with the transactions contemplated by this Agreement.

10.3	Save in the event of the Buyer’s fraud or wilful misconduct, no liability shall attach to the Buyer in respect of any claim in respect of the warranties set out in clause 10.2 unless the aggregate liability in respect of such claim exceeds £130,000, but if such liabilities shall exceed that sum the Buyer shall (subject to the other provisions hereof) be liable for the whole of such liabilities and not merely for the excess. The aggregate amount of the liability of the Buyer in respect of all claims under this agreement shall not in any event exceed the Purchase Price.

11.	RESTRICTIONS ON SELLERS

11.1	In this clause, the following words and expressions shall have the following meanings:

Management Seller: means Matthew Liddle, Graham Woodman, David Radley and Michael Richards.

Non-Management Seller: means all the Sellers, except the Management Sellers.

Restricted Business: any business which is or would be in competition with any part of the Business, as the Business was carried on at the Completion Date and/or at any time in the Restricted Period.

Restricted Period: the period of 24 months immediately prior to the Completion Date.

Restricted Person: any person who is at Completion, employed or directly or indirectly engaged by the Company at an annual rate of remuneration not less than £50,000.

Restricted Territory: any territory in which the Company has carried on business during the Restricted Period.

11.2	Each Non- Management Seller covenants with the Buyer (for the benefit of the Buyer and the Company) that he shall not:

(a)	at any time during the period of 30 months commencing on the Completion Date

(i)	in the Restricted Territory, carry on or be employed, engaged, concerned or interested in, or in any way provide technical, commercial, professional or other advice or otherwise assist, a Restricted Business; or

(ii)	do or attempt to do anything which causes or may cause any supplier who has supplied products or services to the Company or any member of the Company’s Group during the Restricted Period to cease, alter or materially reduce its supplies to the Company or any member of the Company’s Group or to alter the terms on which it supplies the Company or any member of the Company’s Group; or

(iii)	do or attempt to do anything which causes or may cause any customer of the Business who has bought products and/or services from the Company and/or any member of the Company’s Group during the Restricted Period to cease, alter or materially reduce the level of business it conducts with the Company or any member of the Company’s Group or to alter the terms on which it contracts with the Company or any member of the Company’s Group;

(b)	at any time during the period of 30 months commencing on the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company (or any member of the Company’s Group), any Restricted Person (whether or not such person would commit any breach of his contract of employment or engagement by leaving the service of the Company or any member of the Company’s Group); or

(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person; or

(c)	at any time after Completion, present himself or permit himself to be presented as:

(i)	connected in any capacity with the Company (save in the normal course of his employment or engagement by the Company to the extent that such employment continues after Completion); or

(ii)	interested or concerned in any way in the Sale Shares (or any of them); or

(d)	at any time after Completion

(i)	do or say anything which may be harmful to the reputation of the Company; or

(ii)	without prejudice to the provisions of clause 12, disclose, make known in any way, or use (or authorise any third party to disclose or use) any Confidential Information, save and to the extent as may be expressly permitted by this agreement.

11.3	Each Management Seller covenants with the Buyer (for the benefit of the Buyer and the Company) that he shall not:

(a)	at any time during the period of 18 months commencing on the Completion Date

(i)	in the Restricted Territory, carry on or be employed, engaged, concerned or interested in, or in any way provide technical, commercial, professional or other advice or otherwise assist, a Restricted Business; or

(ii)	do or attempt to do anything which causes or may cause any supplier who has supplied products or services to the Company or any member of the Company’s Group during the Restricted Period to cease, alter or materially reduce its supplies to the Company or any member of the Company’s Group or to alter the terms on which it supplies the Company or any member of the Company’s Group; or

(iii)	do or attempt to do anything which causes or may cause any customer of the Business who has bought products and/or services from the Company and/or any member of the Company’s Group during the Restricted Period to cease, alter or materially reduce the level of business it conducts with the Company or any member of the Company’s Group or to alter the terms on which it contracts with the Company or any member of the Company’s Group;

(b)	at any time during the period of 18 months commencing on the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company (or any member of the Company’s Group), any

Restricted Person (whether or not such person would commit any breach of his contract of employment or engagement by leaving the service of the Company or any member of the Company’s Group); or

(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person; or

(c)	at any time after Completion, present himself or permit himself to be presented as:

(i)	connected in any capacity with the Company (save in the normal course of his employment or engagement by the Company to the extent that such employment continues after Completion); or

(ii)	interested or concerned in any way in the Sale Shares (or any of them); or

(d)	at any time after Completion

(i)	do or say anything which may be harmful to the reputation of the Company; or

(ii)	without prejudice to the provisions of clause 12, disclose, make known in any way, or use (or authorise any third party to disclose or use) any Confidential Information, save and to the extent as may be expressly permitted by this agreement.

11.4	The covenants in clause 11.2 and 11.3 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and apply to actions carried out by a Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on a Seller’s own behalf or on behalf of, or jointly with, any other person.

11.5	Nothing in clauses 11.2, 11.3 or 11.4 shall prevent any Seller from holding for investment purposes only:

(a)	units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA).

11.6	Each of the covenants in clauses 11.2 and 11.3 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

11.7	The parties acknowledge that the Sellers have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clauses 11.2 and 11.3 is considered fair and reasonable by the parties.

11.8	The obligations and liability of the Sellers under this clause 11 shall be several and extend only to any loss or damage arising out of their own breaches.

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Each Seller severally undertakes to each of the Buyer and the Company that he shall:

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of the Company, Mollart or any member of the Buyer’s Group;

(b)	not disclose any of the information referred in clause 12.1(a) in whole or in part to any third party, except as expressly permitted by this clause 12; and

(c)	not make any use of any of the information referred in clause 12.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

12.2	The Buyer undertakes to each Seller that it shall:

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of any Seller;

(b)	not disclose any of the information referred in clause 12.2(a) in whole or in part to any third party, except as expressly permitted by this clause 12; and

(c)	not make any use of any of the information referred in clause 12.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

12.3	Each Seller severally undertakes to each of the other Sellers to keep confidential the terms of this agreement and all confidential information that he has acquired about that Seller and to use the information only for the purposes contemplated by this agreement.

12.4	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 12.5(a) in breach of this agreement); or

(b)	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

12.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 12:

(a)	to those of its shareholders, employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this agreement, or to facilitate the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 12 as if they were that party. The party making a disclosure under this shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 12; or

(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

(c)	in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants in connection with the financing of the Transaction; or

(d)	with the prior consent in writing of the Buyer (in the case of a request by a Seller to disclose information not otherwise permitted by this clause 12), or the Seller Representative (in the case of a request by the Buyer to disclose information not otherwise permitted by this clause 12);

(e)	if such information relates to one party only, with the prior consent in writing of that party; or

(f)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

(g)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which that party is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iv)	to protect that party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of such disclosure as is reasonably possible in the circumstances.

12.6	Subject to clause 12.7 and clause 12.8, no party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement or the Transaction without the prior written consent of the Seller Representatives (in the case of the Buyer) and the Buyer (in the case of any Seller) (such consent not to be unreasonably withheld or delayed).

12.7	Nothing in clause 12.6 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other parties and takes into account the reasonable requests of the other parties in relation to the content of such announcement before it is made.

12.8	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer’s Group.

12.9	The obligations and liability of the Sellers under this clause 12 shall be several and extend only to any loss or damage arising out of their own breaches.

13.	FURTHER ASSURANCE

The Sellers shall execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

14.	ASSIGNMENT

14.1	Subject to the further provisions of this clause 14, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

14.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

14.3	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement):

(a)	to another member of its Group for so long as that company remains a member of the Buyer’s Group. The Buyer shall procure that such assignee assigns any rights assigned to it in accordance with this clause 14 back to the Buyer or another member of the Buyer’s Group immediately before it ceases to be a member of the Buyer’s Group; or

(b)	by way of security to a bank, financial institution or other lender making financial facilities available to the Buyer; or

(c)	to any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

14.4	If there is an assignment or transfer of the Buyer’s rights in accordance with clause 14.3:

(a)	the Sellers may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

14.5	Each of the Sellers hereby acknowledges and agrees that with effect from Completion, as collateral security for its obligations to PNC BANK, NATIONAL ASSOCIATION (the “Assignee”), as administrative agent for certain lenders (the “Lenders”), the Buyer has collaterally assigned and pledged to the Assignee for the benefit of the Lenders, and granted to the Assignee for the benefit of the Lenders a security interest in, all of the Buyer’s right, title and interest in and to and all of Buyer’s rights, powers and privileges, but none of its obligations, arising under or relating to this agreement and any other document, agreement or instrument executed in connection therewith.

15.	ENTIRE AGREEMENT

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

16.	VARIATION AND WAIVER

16.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.2	A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

16.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

16.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

16.5	A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

16.6	The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any one or more of the Sellers in respect of any warranty, indemnity, representation or other obligation under this agreement without affecting the liability of any of the other Sellers who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, representation or other obligation.

17.	COSTS

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

18.	SELLERS’ REPRESENTATIVES

18.1	Each Non-Management Seller hereby irrevocably constitutes Grahame Cook as the Non-Management Sellers’ Representatives for the purpose of:

(a)	performing and completing the transactions and delivering all documents contemplated by this agreement and other Transaction Documents;

(b)	receiving all notices and communications pursuant to this agreement and each Transaction Document; and

(c)	settling or agreeing any dispute or claim arising out of or related to this agreement and each Transaction Document and giving any waivers, consents or other approvals required to be given by the Non-Management Sellers pursuant to this agreement and each Transaction Document, provided that in taking such actions the Non-Management Sellers’ Representatives shall not thereby increase the liability of any of the Non-Management Sellers pursuant to this agreement or any other Transaction Document.

18.2	Each Management Seller hereby irrevocably constitutes Matthew Liddle as the Management Sellers’ Representative for the purpose of:

(a)	performing and completing the transactions and delivering all documents contemplated by this agreement and other Transaction Documents;

(b)	receiving all notices and communications pursuant to this agreement and each Transaction Document; and

(c)	settling or agreeing any dispute or claim arising out of or related to this agreement and each Transaction Document and giving any waivers, consents or other approvals required to be given by the Management Sellers pursuant to this agreement and each Transaction Document, provided that in taking such actions the Management Sellers’ Representative shall not thereby increase the liability of any of the Management Sellers pursuant to this agreement or any other Transaction Document

18.3	Each Non-Management Seller irrevocably agrees that:

(a)	any notice or other communication to be given to it is deemed to have been properly given if it is given to the Non-Management Sellers’ Representative in accordance with the provisions of clause 19 (whether or not such notice is forwarded to or received by such Seller); and

(b)	failure by the Non-Management Sellers’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

18.4	Each Management Seller irrevocably agrees that:

(a)	any notice or other communication to be given to it is deemed to have been properly given if it is given to the Management Sellers’ Representative in accordance with the provisions of clause 19 (whether or not such notice is forwarded to or received by such Seller); and

(b)	failure by the Management Sellers’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

18.5	Each of the Non-Management Sellers irrevocably:

(a)	undertakes to the Buyer that the Non-Management Sellers’ Representative has and shall retain the authority to bind it in relation to each matter referred to in clauses 18.1 and 18.3 (“Relevant Matter”);

(b)	agrees that the Buyer shall be entitled to rely on any notice or communication in writing provided by the Non-Management Sellers’ Representative in relation to any Relevant Matter as binding on it; and

(c)	agrees that any notice or communication in writing by the Non-Management Sellers’ Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Non-Management Sellers’ Representative as representative of all of the Non-Management Sellers.

18.6	The Non-Management Sellers may from time to time appoint such other competent person to be the Non-Management Sellers’ Representative provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by Non-Management Sellers representing a majority, by nominal value of the Sale Shares held by the Non-Management Sellers (as at the date of this agreement) (“Non-Management Seller Majority”).

18.7	If the Non-Management Sellers’ Representative ceases to be able to act for the purposes of this clause 18, the Non-Management Sellers shall as soon as practicable:

(a)	By Non-Management Seller Majority (subject to this clause 18.7)) irrevocably appoint a substitute Non-Management Sellers’ Representative; and

(b)	notify the Buyer of the name, relevant contact (where appropriate) and postal address of the substitute Non-Management Sellers’ Representative.

18.8	Each of the Management Sellers irrevocably:

(a)	undertakes to the Buyer that the Management Sellers’ Representative has and shall retain the authority to bind it in relation to each matter referred to in clauses 18.2 and 18.4 (“Relevant Matter”);

(b)	agrees that the Buyer shall be entitled to rely on any notice or communication in writing provided by the Management Sellers’ Representative in relation to any Relevant Matter as binding on it; and

(c)	agrees that any notice or communication in writing by the Management Sellers’ Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Management Sellers’ Representative as representative of all of the Management Sellers.

18.9	The Management Sellers may from time to time appoint such other competent person to be the Management Sellers’ Representative provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by Management Sellers representing a majority, by nominal value of the Sale Shares held by the Management Sellers (as at the date of this agreement) (“Management Seller Majority”).

18.10	If the Management Sellers’ Representative ceases to be able to act for the purposes of this clause 18, the Management Sellers shall as soon as practicable:

(a)	by Management Seller Majority (subject to this clause 18.10)) irrevocably appoint a substitute Management Sellers’ Representative; and

(b)	notify the Buyer of the name, relevant contact (where appropriate) and postal address of the substitute Management Sellers’ Representative.

18.11	All of the immunities and powers granted to the Sellers’ Representatives under this Agreement shall survive Completion and/or any termination of this Agreement. The grant of authority provided for in this clause 18 is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Seller and shall be binding on any successor to such Seller, respectively.

18.12	Notwithstanding any other provision of this agreement, each of the Sellers’ Representatives acknowledges and agrees that:-

(a)	in accordance with the provisions of this agreement and the Put Option or the Call Option (as the case may be) the Buyer is obliged to make payment of the Richards Consideration to Michael Richards upon exercise of the Put Option or the Call Option (as the case may be);

(b)	the Richards Consideration will, following Completion, be paid into the Escrow Account subject to the Sellers’ Representatives each delivered having to the Buyer a signed, blank instruction letter (the “Instruction Letters”) addressed to the Escrow Agent (in the form prescribed by the Escrow Letter) instructing the Escrow Agent to release the Richards Consideration (as the same may be reduced in accordance with the provisions of the Put Option or the Call Option (as the case may be)) to Michael Richards from the Escrow Account;

(c)	each of the Sellers’ Representatives irrevocably and unconditionally undertakes to the Buyer and to Michael Richards that provided the Instruction Letters have been delivered to the Buyer:-

(i)	the Instruction Letters are released to the Buyer;

(ii)	it will not withdraw or purport to withdraw the Instruction Letter delivered to it pursuant to clause 18.12(b);

(iii)	it will not at any time issue any counter-notice or counter-instruction to the Escrow Agent or any other person in relation to the payment of the Richards Consideration to Michael Richards;

(iv)	it shall not object to any payment of the Richards Consideration from the Escrow Account in accordance with this agreement and the Put Option or the Call Option (as the case may be) and the Buyer is expressly authorised to complete the Instruction Letters as it, in its sole discretion sees fit and without further consent from or notice to the Sellers’ Representatives deliver such completed Instruction Letters to the Escrow Agent, in each case provided that:

(A)	in no circumstances shall an amount in excess of the Richards Consideration be released to Michael Richards from the Escrow Account; and

(B)	the Buyer shall notify the Sellers’ Representatives promptly following delivery by it of the Instruction Letters to the Escrow Agent and provide a copy of such Instruction Letters;

(v)	it shall respond promptly to any request received by it from the Escrow Agent to confirm its instructions to release the Richards Consideration to Michael Richards and shall confirm its authorisation of such payment by the Escrow Agent; and

(vi)	it shall cooperate with the Buyer and provide such assistance as may reasonably be required by the Buyer, including (if requested) the execution of further Instruction Letters, in order to enable the Buyer to comply with its obligation to make payment of the Richards Consideration in accordance with the provisions of this agreement, the Put Option and/or the Call Option (as the case may be).

19.	NOTICES

19.1	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing;

(b)	shall be signed by or on behalf of the party giving it;

(c)	shall be sent to the relevant party for the attention of the contact and to the address specified in Schedule 1 or clause 19.3 (as the case may be), or such other address or person as that party may notify to the others in accordance with the provisions of this clause 18;

(d)	shall be:

(i)	delivered by hand; or

(ii)	sent by pre-paid first class post, recorded delivery or special delivery; or

(iii)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

(e)	is deemed received as set out in clause 19.5.

19.2	Any notice to be given under this agreement to or by:

(a)	all of the Sellers is deemed to have been properly given if it is given to or by the Sellers’ representatives specified in clause 19.3; or

(b)	some only of the Sellers shall be given to or by the Seller concerned (and in the case of a notice to a Seller) to his address as set out in Schedule 1.

19.3	The addresses for service of notices on the Sellers’ Representatives set out below and the Buyer are:

(a)	Non-Management Sellers’ Representative

name: Grahame Cook

address: 9 Alleyn Road, Dulwich, London, SE21 8AB, United Kingdom

with a copy to Matthew Cowan, Bracher Rawlins LLP, 77 Kingsway, London WC2B 6SR

(b)	Management Sellers’ Representative

name: Matthew Liddle

(i)	address: 54 High Street, Flitton, Bedford MK45 5DY United Kingdom

with a copy to Matthew Cowan, Bracher Rawlins LLP, 77 Kingsway, London WC2B 6SR

(c)	Buyer

(i)	address: 2002 Black Oak Ave, Montevideo, MN56265 USA

(ii)	for the attention of: Louis Belardi

(iii)	with a copy (which shall not constitute notice) to: SL Industries, Inc, 520 Fellowship Road, Suite A-114, Mount Laurel, NJ 08054, USA for the attention of William Fejes and Louis Belardi with a further copy (which shall not constitute notice) to: Andrew Harrow (reference 141329), Dechert LLP, 160 Queen Victoria Street, London, EC4V 4QQ

19.4	A party may change its details for service of notices as specified in clause 19.3 or Schedule 1 (as the case may be) by giving notice to each of the other parties, provided that the address for service is an address in the UK following any change. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	five Business Days after deemed receipt of the notice of change.

19.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or

(c)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

(d)	if deemed receipt under the previous paragraphs of this clause 19.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

19.6	To prove service, it is sufficient to prove that:

(a)	if delivered by hand, the notice was delivered to the correct address; or

(b)	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

(c)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

20.	INTEREST

If a party fails to make any payment due to any other party under this agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of one per cent. per annum above Barclay’s Bank Plc’s base rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

21.	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

22.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.	THIRD PARTY RIGHTS

23.1	Except as expressly provided in clause 23.2, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

23.2	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	Clause 6 and Schedule 4 (subject to clause 7);

(b)	Clause 9 and Schedule 2;

(c)	Clause 10;

(d)	Clause 11;

(e)	Clause 12; and

(f)	Clause 20.

23.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

24.	SUCCESSORS

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

25.	COUNTERPARTS

25.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

25.2	Transmission of the executed signature page of a counterpart of this agreement by:

(a)	fax; or

(b)	email (in PDF, JPEG or other agreed format),

shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

25.3	No counterpart shall be effective until each party has executed at least one counterpart.

26.	RIGHT AND REMEDIES

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

27.	GOVERNING LAW AND JURISDICTION

27.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

27.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1 Particulars of Sellers and Relevant Proportions

#	Seller’s name	Address	Number of Sale Shares	Cash consideration payable at Completion	Proportion of Purchase Price
1.	Geoff Watts	26 Upper Hollis, Great Missenden, Buckinghamshire, HP16 9HP, United Kingdom	30,000 ordinary shares	£634,248.20	6.2803%
2.	Matthew Liddle	54 High Street, Flitton, Bedford MK45 5DY United Kingdom	30,000 ordinary shares	£634,248.20	6.2803%
3.	Graham Woodman	30 Roebuck Gate Stevenage Hertfordshire SG2 8DL United Kingdom	30,000 ordinary shares	£634,248.20	6.2803%
4.	David Radley	10 Pagitts Grove Hadley Woods Hertfordshire EN4 0NT United Kingdom	30,000 ordinary shares	£634,248.20	6.2803%
5.	Grahame Cook	9 Alleyn Road Dulwich London SE21 8AB United Kingdom	78,750 ordinary shares	£1,664,910.29	16.4859%
6.	Adrian Evans	44 Beckwith Road Dulwich London SE24 9LG United Kingdom	15,000 ordinary shares	£317,129.13	3.1402%

7.	The DRB Settlement	Vistra Trust Company (Jersey) Limited as Trustees for The DRB Settlement 4th floor St. Paul’s Gate 22-24 New Street St. Helier, Jersey JE1 4TR	78,750 ordinary shares	£1,664,910.29	16.4859%
8.	Tim Kelleher	98 San Jacinto Four Seasons Residences 2802 Austin Texas 78701 USA	78,750 ordinary shares	£1,664,910.29	16.4859%
9.	Positivus L.P.	2406 Pemberton Parkway Austin Houston Texas 78703 USA	78,750 ordinary shares	£1,664,910.29	16.4859%

	Total at Completion			£9,513,763.09

10.	Michael Richards	23 Coniston Way Wetherby Yorkshire LS22 6TT United Kingdom	27,682 A ordinary shares	£642,742.21, (payable on Completion of the Put Option or the Call Option (as the case may be)	5.7951%

Schedule 2 Particulars of the Company and Mollart

Name:	Davall Gears Ltd

Registration number:	06181912

Registered office:	Unit 1 Travellers Lane, Welham Green, Hatfield, Hertfordshire AL9 7JB

Issued share capital:	Amount: £477,682 Divided into: 450,000 ordinary shares of £1.00 each and 27,682 A ordinary shares of £1.00 each

Registered shareholders (and number of Sale Shares held):	As set out in Schedule 1.

Directors:	Grahame Cook Adrian Evans Robert Kahn Timothy Kelleher David Radley Michael Richards Simon Usher Graham Woodman

Secretary:	None

Auditor:	BDO LLP 16 The Havens Ransomes Europark Ipswich IP3 9SJ

Registered charges:	4 outstanding 0 part satisfied 0 satisfied

Name:	Mollart Universal Joints Ltd

Registration number:	05939858

Registered office:	Unit 1 Travellers Lane, Welham Green, Hatfield, Hertfordshire AL9 7JB

Issued share capital:	1 ordinary share of £1

Registered shareholders:	Davall Gears Limited

Directors:	Michael Richards

Secretary:	Adrian Evans

Auditor:	BDO LLP 16 The Havens Ransomes Europark Ipswich IP3 9SJ

Registered charges:	1 outstanding 0 part satisfied 0 satisfied

Status:	Dormant

Schedule 3 Completion

Part 1. What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following:

(a)	transfers of the Sale Shares (other than the Richards Shares) being sold pursuant to this agreement, in agreed form, executed by the registered holders in favour of the Buyer;

(b)	a transfer of the Richards Shares, executed in blank;

(c)	the share certificates for the Sale Shares (other than the Richards Shares) being sold pursuant to this agreement in the names of the registered holders or an indemnity, in agreed form, for any lost certificates;

(d)	the share certificate for the Richards Shares;

(e)	an irrevocable power of attorney, in agreed form, given by each Seller in favour of the Buyer to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members of the Company;

(f)	an irrevocable power of attorney, in agreed form, given by Michael Richards in favour of the Buyer to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Richards Shares before the acquisition of the Richards Shares is completed;

(g)	in relation to the Company, the statutory registers and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

(h)	the Put Option and the Call Option each duly executed by Michael Richards together with an irrevocable power of attorney in favour of the Buyer, in agreed form, in respect of the shares held by him;

(i)	a s431 ITEPA election in respect of the Richards Shares issued to Michael Richards upon exercise of his option;

(j)	an amended service agreement, in agreed form, executed by each of:

(i)	Michael Richards

(ii)	David Radley

(iii)	Graham Woodman; and

(iv)	Simon Usher.

(k)	the written resignation, in agreed form and executed as a deed, of the Directors of the Company, from their respective offices and employment with the Company, except for Michael Richards who is not resigning;

(l)	signed minutes, in agreed form, of each of the board meetings required to be held pursuant to Part 2 of this Schedule 3;

(m)	in relation to the Company:

(i)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iii)	details of its cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

(n)	all title deeds and other original documents relating to the Property and all lease and licences relating to the Tenancies

(o)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 14.1 of Part 1 of Schedule 4 has been repaid or discharged;

(p)	evidence, in agreed form, that the Company has paid off and been released and discharged from all of its indebtedness; and

(q)	duly executed releases and discharges in respect of all charges, mortgages, debentures and guarantees to which the Company and Mollart are party.

Part 2. Matters for the board meetings at Completion

1.	The Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:

(a)	The allotment to Michael Richards of 27,682 A ordinary shares in the capital of the Company;

(b)	in the case of the Company only, the approval of the registration of the transfer of the Sale Shares (other than the Richards Shares), subject only to the transfers being stamped at the cost of the Buyer;

(c)	acceptance of the resignations referred to in paragraph 1(k) of Part 1 of this Schedule 3 with effect from the end of the relevant board meeting;

(d)	approval of the appointment of the persons nominated by the Buyer as directors of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association) with effect from the end of the relevant board meeting;

(e)	all existing instructions and authorities to the bankers of the Company shall be revoked and replaced with new instructions and authorities as the Buyer requires;

Schedule 4 Warranties

Part 1. General Warranties

FOR THE PURPOSES OF THIS SCHEDULE 4, ALL REFERENCES TO THE COMPANY SHALL, WHERE THE CONTEXT PERMITS, BE DEEMED TO INCLUDE A REFERENCE TO THE SUBSIDIARY.

1.	THE COMPANY

1.1	The Company is a private limited company incorporated under the laws of England & Wales and has been in continuous existence since its incorporation. The Company has the right, power, capacity and authority to conduct its business as conducted at the date of this agreement.

2.	POWER TO SELL THE SALE SHARES

2.1	The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which they are a party) in accordance with their respective terms.

2.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in accordance with their respective terms.

3.	SHARES IN THE COMPANY

3.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

3.2	No shares in the capital of the Company have been issued, nor has any transfer of shares been registered, otherwise than in accordance with the articles of association of the Company, in force at the relevant time.

3.3	The Sellers are the legal and beneficial owners of the Sale Shares and are entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

3.4	There are no outstanding rights to call for the creation, allotment, issue, transfer or conversion at any time of any share or loan capital of the Company (or any rights or interests therein).

3.5	The Company:

(a)	does not hold or beneficially own, nor has it agreed to acquire, any shares, loan capital or any other securities in any company or body corporate (wherever incorporated); or

(b)	other than Mollart Universal Joints Limited, has not at any time had any subsidiaries; or

(c)	is not, or has not agreed to become, a member of, or have any participating interest (formal or informal) in, any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(d)	has no branch or permanent establishment, outside its country of incorporation.

3.6	The Company has not at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital (or agreed to do any of the foregoing); or

(b)	allotted or issued any securities that are convertible into shares; or

(c)	issued any shares for a consideration payable otherwise than in cash.

4.	DIRECTORS

The only Directors of the Company are the persons listed in Schedule 2. No person is, or could reasonably be considered to be, a shadow director or associate director of the Company.

5.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

5.1	True, accurate and complete copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed.

5.2	All statutory books and registers of the Company are written up to date and contain a complete and accurate record of all matters which should be contained in them. No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

5.3	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to the Registrar of Companies in England and Wales have been made up and duly filed or delivered.

5.4	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association.

6.	INFORMATION

6.1	The particulars of the Company set out in Schedule 2 are accurate and complete.

6.2	All information given in Schedules 1, 2 7 and 8 and in due diligence replies to enquiries supplied by the Sellers to the Buyer between 18 May 2015 to 20 July 2015 by or on behalf of the Sellers to the Buyer (or its agents or advisers) is true, accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

7.	COMPLIANCE WITH LAWS

7.1	The Company has at all times carried on its business in all respects in compliance with its articles for the time being in force and all applicable legal and administrative requirements, laws and regulations of the United Kingdom.

7.2	Neither the Company nor any of its officers is in breach of or has failed to comply in full with any statutory rules, regulations and provisions applying to or affecting the business or activities of the Company.

7.3	The Company is not currently the subject of any governmental or other investigation, enquiry or disciplinary proceeding, and, so far as the Sellers are aware, no such investigation, enquiry or proceeding is pending or threatened. So far as the Sellers are aware, there is no fact or circumstance which could give rise to any such investigation, enquiry or proceeding.

7.4	So far as the Sellers are aware, no report has been made about the Company and/or its directors or employees to the Serious Organised Crime Agency.

7.5	Neither the Sellers nor the Company has:

(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee;

(c)	engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010; or

(d)	directly or indirectly made an unlawful contribution to a political activity.

7.6

The Company has in place adequate procedures (in accordance with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010) designed to prevent any person associated with the Company from bribing another person for the Company’s benefit and so far as the Sellers are aware, such procedures have been complied with in full by the Company, its directors, officers and employees and each person acting on the Company’s behalf.

7.7	The Company has not:

(a)	acquired any asset with monies representing the proceeds of crime; or

(b)	at any time received monies representing the proceeds of crime.

7.8	The Shares set out alongside the Sellers’ names in schedule 1 were not purchased or subscribed for by the Sellers with monies representing the proceeds of crime.

8.	LICENCES AND CONSENTS

8.1	The Company possesses all licences, permits, consents and other permissions and approvals required for or in connection with the proper carrying on of the business now being carried on by it and each such licence, permit, consent, permission and approval is in full force and effect and the Company is not in breach of any of their terms or conditions.

8.2	So far as the Sellers are aware, there are no circumstances which indicate that any of such licences, permits, consents and other permissions and approvals might be revoked, cancelled or not renewed (in whole or in part).

8.3	None of such licences, consents or other permissions is terminable in the event of any underlying ownership or control of the Company, nor are the terms of any thereof likely to be materially affected by such a change.

9.	INSURANCE

9.1	The Disclosure Letter sets out a list of the current insurance policies maintained by the Company or in which the Company has an interest (including all endorsements on such policies). All premiums due in respect of such policies have been paid up to date.

9.2	All insurance policies in respect of which the Company has an interest are in full force and effect, are valid and enforceable and are not void or voidable, no claims are outstanding and so far as the Sellers are aware no event has occurred which might give rise to any claim.

9.3	The Company has, at all times, been and is at the date of this agreement fully insured against employer’s liability risks in such amount as a prudent company carrying on a similar business would have insured.

10.	POWER TO BIND

The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person (as agent or otherwise) to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

11.	DISPUTES AND INVESTIGATIONS

11.1	Except in relation to the collection of unpaid debts arising in the ordinary course of business, the Company is not and has not in the last five years been involved in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction.

11.2	No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company and, so far as the Sellers are aware, there is no fact or circumstance which could give rise to a civil, criminal, arbitration, administrative or other proceeding involving the Company.

11.3	There is no and in the last five years there has not been any outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company.

12.	GRANTS

12.1	The Disclosure Letter contains a list of all grants and/or subsidies made to the Company by any grant making authority or other body.

12.2	The Company is not liable to repay any investment or other grant or subsidy made to it by any body or other grant making authority.

13.	DEFECTIVE PRODUCTS

13.1	The Company has not manufactured, sold or provided any product or service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

13.2	A list of all material customer claims, complaints or returns relating to the Company that have occurred during the five years ending on the date of this agreement is included in the Disclosure Letter. No proceedings have been started and there are no outstanding liabilities or claims pending or, so far as the Sellers are aware, threatened against the Company in respect of defects in quality or delays in delivery or otherwise relating to liability for goods manufactured, sold or supplied, or to be so manufactured, sold or supplied by the Company or in respect of any services supplied by the Company for which the Company is liable. No dispute exists between the Company and any of their respective customers or clients.

13.3	The Company has not accepted any liability or obligation (in excess of liabilities and obligations imposed by law) to service, repair, maintain or take back any goods manufactured, sold or supplied by the Company.

13.4	The Company has not knowingly supplied, or agreed to supply, defective or unsafe goods which fail to comply with the terms and conditions of their sale.

13.5	True, complete and accurate copies of the Company’s current standard terms and conditions of sale of products are included in the Disclosure Letter.

13.6	In the five years prior to the date of this agreement, no person has alleged to the Company or the Sellers that any product manufactured, distributed or supplied by the Company is defective or improperly manufactured or in breach of any express or implied product warranty.

13.7	So far as the Sellers are aware, no defect (latent or otherwise) exists in the formulation or manufacture of any of the Company’s products.

14.	CONTRACTS

14.1	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment (oral or written) that the Company is a party to, or bound by, and which is of material importance to the business, profits or assets of the Company.

14.2	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature;

(c)	is not in the ordinary and usual course of the Business;

(d)	may be terminated as a result of a change of Control of the Company;

(e)	is not on arm’s-length terms;

(f)	is for a fixed term of more than six months or for an indefinite term incapable of termination in accordance with its terms on not more than 90 days’ notice served by the Company at any time without payment of compensation or special fees;

(g)	is of a long term nature (that is unlikely to have been fully performed in accordance with its terms within six months of the date on which it was entered into or undertaken);

(h)	cannot be readily performed by the Company on time without undue, or unusual, expenditure or application of money, effort or personnel;

(i)	is a distributorship, agency, franchise or management agreement or arrangement;

(j)	is of a loss making nature (that is, known to be likely to result in a loss to the Company on completion or performance);

(k)	involves payment by any party by reference to fluctuations in the index of retail prices or any other index or in a currency other than sterling;

(l)	is for a loan, guarantee, indemnity or suretyship; or

(m)	involves, or is likely to involve, the manufacture, sale or supply of goods or the supply of services the aggregate sales value of which will be more than 5% of the Company’s turnover for the financial year ended 31 May 2015.

14.3	The Disclosure Letter includes:

(a)	a list of all distributors engaged by the Company together with a summary of the key terms governing each of those relationships;

(b)	material details of the current policy and practice of the Company with respect to the offer or grant by it to any of its customers or clients of discounts, rebates, allowances and other special terms or similar arrangements;

(c)	material details of discounts, rebates, allowances and other special terms or similar arrangements offered or granted to the Company by any of its suppliers; and

(d)	a list of all contracts involving the supply of products and/or services to participants in the aerospace industry and/or otherwise for use in the aerospace industry.

14.4	None of the obligations owed by any third party to the Company is unenforceable and neither the Company nor the Sellers have any knowledge of the invalidity of, or a ground for termination, call of money before the normal due date, avoidance or repudiation of, a contract, agreement or arrangement to which the Company is a party. No party with whom the Company has entered into a contract, agreement or arrangement has given notice of its intention to terminate, or so far as the Sellers are aware has sought to repudiate or disclaim, the contract, agreement or arrangement. The Company has not received written notice of any actual or proposed changes to the prices or other material terms of any contracts or agreements to which it is a party.

14.5	Neither the Company nor, so far as the Sellers are aware, any other party to a contract, agreement or arrangement to which the Company is a party is in breach of such contract, agreement or arrangement and, so far as the Sellers are aware, there are no circumstances which could give rise to such a breach.

14.6	No contract, agreement or arrangement to which the Company is a party is the subject of any dispute or claim.

14.7	No contract, agreement or arrangement to which the Company is a party contains any provision pursuant to which the Company assumes, or otherwise has, any liability for any collateral damages or the liability of any third party.

14.8	The Company is not and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association nor does any such body have any material influence over the business of the Company as now carried on.

14.9	No notice of termination of a Material Contract has been received or served by the Company, and, so far as the Sellers are aware, there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

15.	TRADING

15.1	The Company does not use (and during the past 5 years has not used) any name for any purpose other than its full corporate name.

15.2	The Company does not have any branch, place of business or agency outside the United Kingdom.

15.3	No customer of the Company (who made purchases from the Company in excess of £250,000 during the 12 month period to 31 May 2015) has:

(a)	stopped trading with the Company; or

(b)	reduced to a material extent its trading with the Company.

15.4	No supplier of the Company (who made sales to the Company in excess of £150,000 during the 12 month period to 31 May 2015) has:

(a)	stopped supplying the Company; or

(b)	reduced to a material extent its supplies to the Company.

15.5	No customer or supplier of the Company (who made sales to or purchases from the Company in excess of £50,000 during the 12 month period to 31 May 2015) has indicated to the Company in writing or otherwise its intention to stop trading with or supplying the Company or to reduce to a material extent its trading with or supplies to the Company.

15.6	Except as Disclosed, no customer (including any person connected with such customer) accounted for more than 5% of the aggregate value of all sales made by the Company in the 12 months ending 31 May 2015.

15.7	The Company has not entered into an agreement or arrangement with a client, customer or supplier on terms materially different to its standard terms of business, a true and accurate copy of which is attached to the Disclosure Letter.

16.	EFFECT OF SALE

16.1	Neither the execution and delivery nor the performance of this agreement or of a document or agreement entered into pursuant to this agreement or of any obligation under it will:

(a)	conflict with or constitute or result in a breach of or default under or require the consent of a person under:

(i)	any governmental, public or contractual obligation which is binding upon the Company or any Seller, including the provisions of any Encumbrance to which the Company or any Seller is a party or by which any of the Shares or the Company’s assets are bound or subject;

(ii)	any court order, judgment, decree, award or injunction which is binding upon the Company or any Seller or by which any of the Shares or the Company’s assets are bound or subject; or

(iii)	an agreement, arrangement or obligation to which the Company or any Seller is a party or a legal or administrative requirement in relation to the Company or any Seller in any jurisdiction;

(b)	require any licence, authorisation, order, grant, permission or approval;

(c)	result in the Company losing the benefit of an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction;

(d)	relieve any person from any obligation under any contract or agreement to which the Company is a party or entitle any person to terminate or renegotiate any such obligation, contract or agreement or any right or benefit enjoyed by the Company under any such contract or agreement;

(e)	result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the Company’s assets; or

(f)	make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

17.	TRANSACTIONS WITH THE SELLERS

17.1	There is no agreement or arrangement affecting the Company to which a Seller is or was a party and in which a Seller or a director or former director of the Company is or was interested, other than a bona fide contract of employment made between the Company and a Seller or a director or former director of the Company in the ordinary course of business.

17.2	Save in respect of properly accrued remuneration or business expenses, there is no amount owing by the Company to any Seller, director or former director of the Company and none of the Sellers nor any person Connected with a Seller has a claim of any nature against the Company, or has assigned to any person the benefit of such claim.

17.3	There is no amount owing to the Company from any Seller, director or former director of the Company.

18.	FINANCE AND GUARANTEES

18.1	The Company has not made a loan which remains outstanding.

18.2	The Disclosure Letter contains full particulars of:

(a)	all money borrowed by the Company (other than trade credit in the ordinary course of business); and

(b)	all loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all material documents relating to such Financial Facilities.

18.3	The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

18.4	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement,

have been Disclosed and the Company has no other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business and the balances on such bank accounts are not now materially different from the balances shown on such statements.

18.5	There are no unpresented cheques drawn by the Company other than in the ordinary course of business.

18.6	The Company is not a party to nor is it liable under a guarantee or indemnity to secure or incur a financial or other obligation with respect to another person’s obligation.

18.7	No part of the loan capital or borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

18.8	The total amount borrowed by the Company does not exceed any limitation on its borrowing contained in its Articles or in any other document to which it is a party and the amount borrowed from its bankers does not exceed its overdraft facilities (if any).

18.9	The Company does not have outstanding any Encumbrance or any obligation (including a conditional obligation) to create any Encumbrance, other than in each case in the ordinary course of business.

18.10	The Company does not have outstanding and has not agreed to create or issue any loan capital; nor has it factored or discounted any of its debts (or agreed to do so), or been engaged in financing of a type which would not require to be shown or reflected in the Accounts; or borrowed any money which it has not repaid (save for borrowings not exceeding the amounts shown in the Accounts).

18.11	No event has occurred or been alleged which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

(b)	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both), and, so far as the Sellers are aware, there is no fact or circumstance (other than the transactions contemplated by this agreement) which could give rise to any such obligation to repay or to any such Encumbrance becoming enforceable.

19.	INSOLVENCY

19.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

(b)	has stopped paying its debts as they fall due; and

(c)	is, as at the date of this agreement, capable of meeting its liabilities as and when they fall due.

19.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(c)	a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

(d)	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company.

19.3	In relation to the Company:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator;

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986);

(d)	no distress, execution or other process has been levied on any asset of the Company; and

(e)	no action is being taken by the Registrar of Companies to strike the Company off the register.

19.4	None of the Sellers has:

(a)	had a bankruptcy petition presented against him or been declared bankrupt; or

(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

19.5	No unsatisfied judgment is outstanding against the Company.

20.	ACCOUNTS

20.1	The Accounts:-

(a)	were prepared in accordance with, and comply with, accountancy practices generally accepted in the United Kingdom and all relevant financial reporting standards applicable to a United Kingdom company at the time they were prepared;

(b)	are complete and accurate in all material respects and in particular include proper provision or reserve for bad and doubtful debts, for old depreciated and unsaleable stock and for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are made up;

(c)	contain adequate provision or reserve in respect of all liabilities (in accordance with generally accepted accounting principles in the UK) of the Company as at the Accounts Date to which they are made up;

(d)	fully disclose all capital leasing commitments of the Company;

(e)	show a true and fair view of the financial position and state of affairs of the Company at each accounting reference date to which the Accounts relate and of its results and profit (or loss) and cashflow for the accounting reference periods to which the Accounts relate;

(f)	properly account for all the assets of the Company as at the Accounts Date;

(g)	save as expressly disclosed therein, are not affected by any exceptional or non-recurring items; and

(h)	have been prepared on a basis and policies of accounting consistent with that used for the preparation of the Company’s accounts for the last three accounting reference periods (and in particular there has been no change in any practice or policy or in any methods or bases of valuation or any accountancy treatment relating to the keeping of such accounts); and

(i)	have been filed in accordance with the provisions of the Companies Act 2006,

20.2	The results shown by the Accounts were not materially affected by:

(a)	transactions of a nature not usually undertaken by the Company;

(b)	transactions or circumstances of an extraordinary, exceptional or non-recurring nature;

(c)	charges or credits relating to prior or subsequent financial periods; or

(d)	any change in the accounting policies or practices from those applied in the preparation of previous audited financial statements of the Company.

20.3	At the date to which the Accounts are made up the Company had no liability (whether actual or contingent) which is not properly disclosed, noted or provided for in the Accounts.

20.4	In the Accounts, stock was valued:

(a)	in the same way as in the financial statements for the three preceding financial years; and

(b)	at cost depreciated on the basis set out in the Disclosure Letter,

in each case based on a physical stock count.

20.5	The Book Debts shown in the Accounts (less the amount of any provision or reserve) were good and collectable in full in the ordinary and normal course of business and have realised the net amount thereof and none of those debts:

(a)	was at the Accounts Date subject to any counter-claim or set off (except to the extent of any provision or reserve); or

(b)	has subsequently been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable (in whole or in part).

20.6	The Company has not engaged in any financing (including incurring any borrowing or indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts or the Management Accounts.

20.7	The accounting records of the Company have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made for at least three years prior to the Accounts Date or since), are up-to-date and contain complete and accurate details of the business activities of the Company and of all matters required by the Companies Acts to be entered in them.

20.8	The Management Accounts:

(a)	have been prepared on a proper and prudent basis and on a basis consistent with previous management accounts prepared by the Company and, save in respect of Tax, with the Accounts; and

(b)	accurately and fairly present the trading performance of the Company for the period from the Accounts Date to, and the assets and liabilities of the Company as at, 30 June 2015.

21.	CHANGES SINCE ACCOUNTS DATE

21.1	Since the Accounts Date:-

(a)	there has been no adverse change in the financial position of the Company and, so far as the Sellers are aware, no circumstance has arisen which could give rise to such a change;

(b)	the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past and no unusual or abnormal contract differing from the routine contracts necessitated by the nature of its trade has been entered into by the Company;

(c)	there has been no unusual increase or decrease in the level of stock of the Company otherwise than in the ordinary and usual course of business;

(d)	there has been no change in the manner or time of payment of creditors or the issue of invoices or collection of debts or the policy of reserving for debtors;

(e)	no debts or other receivables and no trading stock, goods, plant, machinery or equipment of the Company have been factored or sold or agreed to be sold apart from the sale of trading stock to trade customers or the public on the Company’s standard terms of business in the routine course of trading;

(f)	the Company has not offered price reductions or discounts or allowances on services or provided them at less than cost to an extent which may materially affect its profitability;

(g)	the Company has not declared, authorised, paid or made, any dividend or other distribution (whether in cash, stock or in kind) (except for any dividends provided for in the Accounts) nor has it reduced paid-up share capital;

(h)	no change in the accounting reference period of the Company has been made;

(i)	the Company has not, other than in the ordinary course of its business:

(i)	acquired or disposed of, or agreed to acquire or dispose of, any business or asset with a value in excess of £25,000; or

(ii)	assumed or incurred, or agreed to assume or incur, a liability, obligation, expense or capital expenditure with a value in excess of £25,000;

(j)	the Company has not paid or become liable to pay any management, service or other such charges to any person Connected with any Seller other than in respect of goods and services supplied in the ordinary and normal course of business on commercial terms;

(k)	the Company has neither disbursed nor received any cash except in the ordinary and normal course of its business and all amounts received by or on behalf of the Company have been deposited with its bankers and appear in the appropriate books of account;

(l)	the Company has not created, allotted, issued or acquired any share or loan capital or made an agreement or obligation to do any of those things;

(m)	the Company has not repaid, or become liable to repay, any borrowing or indebtedness in advance of its stated maturity;

(n)	the Company has not made any loans or incurred any borrowings except in the ordinary and normal course of its business; and

(o)	Save to the extent that specific provision has been made in the Accounts for any bad or doubtful debt, all book debts shown in the Accounts have been realised for an aggregate sum not being less than that shown in the Accounts and no indication has been received that any debt now owing to the Company is bad or doubtful.

22.	FINANCIAL AND OTHER RECORDS

22.1	All financial and other records of the Company (Records):

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies.

22.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

23.	ASSETS

23.1	Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the Company free from any Encumbrances and/or third party rights, and each of those assets capable of possession is in the possession and control of the Company and situated in the United Kingdom.

23.2	All assets used by the Company in the course of its business or which are necessary for the continuation of that business as it is now carried on are both legally and beneficially owned by the Company free from any Encumbrances and/or third party rights and all such assets are included in the Accounts.

23.3	The Company has not sold or transferred or agreed to sell or transfer any of the assets referred to in paragraph 23.1 and the Company has not granted or agreed to grant any Encumbrance on or over any such assets. There has been no exercise or purported exercise of a claim for any Encumbrance on or over any of those assets and, so far as the Sellers are aware, there is no dispute directly relating to any of those assets.

23.4	All plant, machinery, vehicles and equipment owned or used by the Company:

(a)	(subject only to routine repairs and maintenance) are in a good and safe state of repair and condition and are in good working order;

(b)	have been regularly and properly maintained to a good technical standard; and

(c)	are not expected to require replacement, enhancement, addition and/or repair (over and above that provided for in the Company’s budget and other routine repairs).

23.5	The plant register kept by the Company which has been produced to the Buyer for its inspection and is attached to the Disclosure Letter sets out a complete and accurate record of the plant and machinery and vehicles owned or possessed by it.

23.6	The Company has not agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

23.7	The Company did not suffer any material failures or breakdowns in the plant and machinery owned by the Company during the three years preceding the date of this agreement.

23.8	The Company’s assets are all owned by the Company and comprise all assets necessary for the effective operation of its business as carried on at the date of this agreement.

23.9	The Company is not a party to, nor is it liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

24.	ADVERTISING MATERIALS

All advertising and marketing materials used in connection with the Company’s business comply with all legal requirements in all countries in which such materials are used. So far as the Sellers are aware, there are no grounds under which such materials could be challenged for any reason whatsoever including, without limitation, defamation, trade libel or any analogous law.

25.	STOCK

25.1	The Company’s stock (which term shall, in this paragraph 25, include raw materials, components, parts, work in progress, finished and partly finished goods and packaging material consumables) is:

(a)	adequate but not excessive for the normal requirements of the Company’s business having regard to current orders and reasonably anticipated orders and none of such stock is obsolete, damaged, unusable, unmarketable or of limited value in relation to the Company’s current business;

(b)	of good condition and capable of being used or sold by the Company in the normal and ordinary course of its business; and

(c)	included in the books of accounts of the Company at cost depreciated on the basis set out in the Disclosure Letter.

25.2	All items of stock which are stored within containers or in other packaged form are properly labelled or marked and correspond accurately with the descriptions of the stock on such labels or markings.

26.	INTELLECTUAL PROPERTY

26.1	The definition in this paragraph applies in this agreement:

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks business names and domain names, rights in get-up, goodwill and the right to sue for passing off rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

26.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company.

26.3	The Company is the sole beneficial owner of all the Intellectual Property Rights owned by the Company (the “Owned IPR”) free from liens charges and encumbrances.

26.4	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 7 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company:

(a)	uses or exploits Intellectual Property Rights owned by any third party (“Licensed-In IPR”); or

(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party (“Licensed-Out IPR”).

26.5	True, accurate and complete copies of the licences to use the Licensed-In IPR (each a “Licence-In”) have been fully disclosed in writing in the Disclosure Bundle. The Licenses-In authorise the Company to use the subject Licensed-In IPR substantially in the ways in which they are in fact used in connection with the business of the Company as it is now carried on.

26.6	True, accurate and complete copies of the licences or agreements permitting third parties to use the Licensed-Out IPR (each a “Licence-Out”) have been fully disclosed in writing in the Disclosure Bundle. There has not been any default (or any event which with notice or lapse of time or both would constitute a default) under any of Licences-In or the Licenses-Out by the Company or, as far as the Sellers are aware, by any other party to such licences and the Sellers are not aware of any circumstances which may give rise to the same.

26.7	The Company is not party to any agreement or arrangement in relation to any Intellectual Property Rights other than the Licences-In and the Licences-Out.

26.8	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7 are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. The Sellers are not aware of any reason that any of these Intellectual Property Rights that are applications for registration will not proceed to a valid registration substantially in the form filed. All fees required to be paid by the Company to maintain a registration for these Intellectual Property Rights have been paid when due.

26.9	The Business and the use of Intellectual Property Rights by the Company does not now, and has not, infringe or infringed any Intellectual Property Rights or any other rights of any other person.

26.10	There is no and has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7.

26.11	All formulae, processes and other information forming part of the Intellectual Property Rights owned, held for use or used by the Company (including in each case any know-how and confidential information) are adequately documented and to the extent that they are confidential or material to the business of the Company have not been (and nor is there any agreement that they will be) disclosed to any third party by the Company (other than under written confidentiality agreements copies of which are set out in the Disclosure Bundle).

26.12	All documents material to the title to any Intellectual Property Right owned by the Company and an original of all Licenses-In and all Licensed-Out are in the possession of the Company.

27.	INFORMATION TECHNOLOGY

27.1	The Company has in force maintenance contracts for all items of computer hardware and software support contracts for all items of software which it uses and there is no reason to believe that these maintenance and support contracts will not be renewed by the other contracting party upon their expiry (if so required by the Company) upon substantially similar terms to those now applicable.

27.2	The Company did not suffer any failures or breakdowns of or bugs in the computer hardware or software which it now uses during the two years preceding the date of this Agreement.

27.3	The Company has maintained, operated and all items of computer hardware and software used by it in accordance with the manufacturers recommendations including any recommendations as to environmental conditions and power supply and in a reasonable manner to minimise the effects of viruses, trojan horses and other malware. The Company has taken proper precautions to preserve the availability, confidentiality and integrity of its computer systems. The Sellers are not aware of any case where unauthorised access to the Company’s computer systems has taken place.

27.4	All computer software used by the Company is held by it on licence (a Software Licence). The Software Licences:

(a)	(other than for packages which are sold in standard configuration and readily available to the public on standard terms and conditions (Shrinkwrap Software)) have been disclosed in the Disclosure Bundle;

(b)	authorise the Company to use the relevant software in the ways in which they are in fact used in connection with the Business as it is now carried on; and

(c)	are enforceable by the Company in accordance with their terms and there has not been any default (or any event which with notice or lapse of time or both would constitute a default) under any of them by the Company or by any other party to such Software Licences.

28.	DATA PROTECTION

28.1	The Company is duly notified as a data controller under the Data Protection Act 1998 for all purposes for which registration is required in respect of the business of the Company and accurate and complete particulars of the relevant registrations are set out in the Disclosure Letter.

28.2	So far as the Sellers are aware, the Company has complied with all relevant requirements of the Data Protection Act 1998 (including, without limitation, the data protection principles set out that Act).

28.3	The Company has not received a warrant, order, notice, letter or complaint from the Data Protection Commissioner alleging breach by it of the Data Protection Act 1998 and the Sellers have no reason to believe that there are any circumstances which exist which might give rise to any such notice, letter or complaint being served, given or made.

28.4	No individual has been awarded compensation from the Company under the Data Protection Act 1984 or the Data Protection Act 1998, no claim for such compensation is outstanding and no Seller has reason to believe that any circumstances exist which might lead to any claim for compensation being made.

28.5	No order has been made against the Company for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1984 or the Data Protection Act 1998, no application for such an order is outstanding and no Seller has reason to believe that any circumstances exist which might lead to any application for such an order being made.

28.6	No warrant has been issued under schedule 4 of the Data Protection Act 1984 or schedule 9 of the Data Protection Act 1998 authorising the Data Protection Commissioner (or any of his officers or servants) to enter any of the premises of the Company.

29.	EMPLOYMENT

29.1	The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Company or any member of the Group under a contract of employment.

Worker: any person who personally performs work for the Company or any member of the Group but who is not in business on their own account or in a client/customer relationship.

29.2	The Disclosure Letter includes true, complete and accurate particulars of each Employee and Worker, and the principal terms of their respective contracts with the Company including emoluments, length of continuous service and notice period and all entitlements and arrangements implied by custom and practice or otherwise.

29.3	The Disclosure Letter includes details of all persons who are not Workers and who are providing services to the Company or any member of the Group under an agreement which is not a contract of employment with the Company or any member of the Group (including consultants and secondees), and full particulars of the terms on which such persons provide their services.

29.4	The Disclosure Letter includes details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

29.5	No person is employed or engaged by the Company or any member of the Group or provides services to the Company or any member of the Group other than those individuals listed in the Disclosure Letter.

29.6	No offer of employment or engagement has been made by the Company or any member of the Group which is outstanding for acceptance, or which has been accepted but not yet commenced.

29.7	Except as Disclosed, during the period of twelve months ending on the Completion Date the Company has not directly or indirectly terminated the engagement of any former Employee or Worker.

29.8	No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened, and there are no circumstances likely to give rise to such notice.

29.9	Neither the Company nor any member of the Group is a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any ex-gratia or redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).

29.10	There is not in existence, nor has it been proposed to introduce any share incentive, share option, profit sharing, bonus or other share incentive arrangement or any other employees’ share scheme for or affecting any former or present Employee or Worker.

29.11	There are no loans owed by any former or present Employee or Worker to the Company or any member of the Company’s Group.

29.12	There are no terms of employment or engagement for any Employee, Worker or director or office of the Company or any member of the Group which provide that a change of control of the Company or any member of the Group shall entitle that individual to treat the change of control as amounting to a breach of contract and/or entitling him to a payment, award or other benefit or entitle him to claim that he is redundant or otherwise dismissed. No Employee or Worker will become entitled to any payment or enhancement in or improvement to their remuneration, benefits or other terms and conditions of engagement by reason of the execution of this agreement or the sale and purchase of the Sale Shares.

29.13	Neither the Company nor any member of the Company has incurred any actual or contingent liability in connection with the termination of the employment of any Employee or Worker, or for failing to comply with any order for the reinstatement or re-engagement of any Employee or Worker.

29.14	Neither the Company nor any member of the Group has made or provided, or agreed to make or provide, any payment or benefit to any of its present or former directors, Employees or Workers (or their dependants) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

29.15	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

29.16	There is no hourly paid Employee or Worker employed or engaged at a rate less than the statutory minimum hourly rate under applicable law.

29.17	Neither the Company, nor any member of the Group has offered, promised or agreed to any future variation in the contract of any Employee or Worker and, save as may be required by law, is under any legal obligation to increase rates of remuneration of, or to make any bonus or incentive payment to, any Employee, Worker or any director or office of the Company or any member of the Group.

29.18	The Disclosure Letter includes copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying which applies to which individual.

29.19	Neither the Company, nor any member of the Group has entered into any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not) nor has a request for recognition ever been made to the Company or any member of the Group.

29.20	The Company, and each member of the Group has performed all obligations and duties it is required to perform in respect of each Employee and Worker, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise (including, without limitation, applicable minimum wage, immigration, health & safety and compulsory insurance legislation.

29.21	The Company does not have any:-

(a)	outstanding or threatened claims by any person who is now or has been an Employee or Worker, or any statutory dismissal, disciplinary or grievance procedures in progress in relation to any such person(s), or any disputes outstanding with any such person(s) or with any unions or any other body representing all or any such person(s), or of any circumstances likely to give rise to any of the foregoing;

(b)	current or threatened industrial action involving any Employee or Worker, whether official or unofficial; or

(c)	industrial relations matters which have been referred to any authority for advice, conciliation or arbitration.

30.	RETIREMENT BENEFITS

30.1	Save for the auto-enrolment obligations detailed in paragraph 30.2 (the “Pension Scheme”), the Company has never sponsored, designated, participated in or contributed to, nor does it have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards or otherwise meet the cost of pensions, allowances, lump sum, death, ill-health, disability, accident or other like benefits (Relevant Benefits) in respect of its current or former officers or employees (Pensionable Employees) or any other person and no proposal or announcement has been made to any employee or officer of the Company or any other person about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits or equivalent arrangement.

30.2

The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Full details (which are complete and accurate) of this compliance are set out in the Disclosure Letter, including (but not limited to) all documents relating to the Company’s staging date, copies of any correspondence between the

Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers’ Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees.

30.3	No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.

30.4	Prior to 1 October 2012, the Company facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999 (“Stakeholder Scheme”). All amounts payable to the Stakeholder Scheme by the Company have been paid.

30.5	The Company has not discriminated against any Pensionable Employee on any grounds in providing any Relevant Benefits.

30.6	No claims or complaints have been made or are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the Pensionable Employees or any other person and there is no fact or circumstance likely to give rise to such claims or complaints.

31.	PROPERTY

General

31.1	In this paragraph 31:

Previously-owned Land and Buildings: means any land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either:

(a)	no longer owned, occupied or used by the Company; or

(b)	owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

Tenancies: means each of the leases, tenancies, licences and agreements to which the Property is subject details of all of which are contained in Schedule 8 and in the case of a licence, references to landlord, tenant and rent are references to licensor, licensee and licence fee respectively.

31.2	The Property is the only land and buildings owned, used or occupied by the Company, and the Company has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land and buildings, other than the Property.

31.3	The Sellers have supplied the Buyer’s Solicitors prior to the date of this agreement with a true, complete and accurate copy of every document of title and every other document which incorporates or affects the rights or obligations of the Company in relation to the Property.

31.4	The written replies given by the Sellers to any enquiries raised by the Buyer’s Solicitors in relation to the Property in the course of the negotiations leading up to this agreement and the information contained in Schedule 8 are true, accurate and complete.

31.5	The Company has no liability (whether actual or contingent) in respect of Previously-owned Land and Buildings, nor has it given any guarantee or indemnity for any liability relating to the Property, any Previously-owned Land and Buildings or any other property, land and/or buildings.

31.6	Other than as disclosed by the Sellers there are no matters of which the Sellers are aware which may adversely affect the value of the Property or cast any doubt on the right or title of the Company to the Property or which are material to be known by a purchaser for value of the Property.

Title

31.7	The Company has good and marketable title (legal and beneficial) to the Property.

31.8	Access to the Property for both pedestrians and vehicles is directly from a public highway adopted by the relevant local authority and maintained by it at the public expense.

Encumbrances

31.9	The Property is free and clear of all claims, charges (including floating charges), mortgages, bonds, liens, encumbrances and other security interests and third party rights and there is no agreement to create any such security interests or third party rights.

31.10	The Company has exclusive possession and occupation of all the Property and, save for the Tenancies referred to in Schedule 8, the Property is not subject to any lease, tenancy, licence to occupy or agreement to grant any of them or is subject to any occupancy.

31.11	The Property is not subject to any agreement for sale, estate contract, option, right of pre-emption or right of first refusal.

Disputes

31.12	There are no disputes concerning boundaries, easements, covenants, rights, means of access or other matters relating to the Property or its use or occupation and there are no pending or anticipated disputes, actions, claims or demands in respect of the Property or its use or occupation.

31.13	There are no circumstances which would entitle or require any person to exercise any power of entry upon or taking possession of the Property or which would otherwise restrict or terminate the continued possession or occupation of the Property.

Planning

31.14	The present use of the Property is the permitted use for the purposes of legislation relating to town and country planning and is not a use permitted only for a temporary period or a particular occupier or a use subject to onerous or unusual conditions.

31.15	Compliance is being made and has at all times been made with and there is no outstanding breach of any statutory or other legal requirement, notice, order, consent, approval or planning permission relating to the Property or its use or the means of access to or egress from it.

31.16	No development has been carried out in relation to the Property without first obtaining any requisite planning and other statutory consents and complying with such consents.

31.17	All necessary building regulation consents have been obtained in relation to the present use of the Property and any alterations and improvements to it.

Condition

31.18	The Property is in good and substantial repair and condition and fit for its present use.

31.19	There is no anticipated expenditure of any substantial sum of money in relation to the Property

31.20	No asbestos or other substance known or suspected to be unsuitable for its purposes, unstable or hazardous has been used in the construction of or subsequent works to any buildings or structures comprised in the Property,

31.21	All fixtures and fixed plant at the Property are the Company’s property free from encumbrances.

Insurance

31.22	All buildings and structures comprised in the Property including fixtures, fittings and contents are insured for their full reinstatement value under valid subsisting policies (“Policies”) with reputable insurers against loss or damage by fire and such other risks as are normally covered by a comprehensive policy for buildings of the type and in the locality of the Property and will remain so until Completion.

31.23	The Policies are not subject to unusual terms and all conditions of the Policies have been performed and observed by the Company.

Tenancies

31.24	The Tenancies are on terms negotiated at arms’ length as between willing parties at the full market rent at the time when they were granted.

31.25	There are no material arrears of rent under the Tenancies and no material subsisting breaches or non observances of any covenants contained in the Tenancies.

31.26	No alterations have been made to the Property pursuant to the Tenancies without all necessary consents and approvals.

32.	ENVIRONMENT AND HEALTH AND SAFETY

32.1	The definitions in this paragraph apply in this agreement.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, directives, judgments, decisions and injunctions of any court or tribunal and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment, Hazardous Substances or Waste or to the health and safety of any person.

EHS Matters: all matters relating to:

(a) pollution or contamination of the Environment;

(b) the presence, use, handling, management, treatment, storage, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c) the exposure of any person to Hazardous Substances or Waste;

(d) the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; and/or

(f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to the Property.

Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

32.2	The Company has obtained and complied at all times in all material respects with all EHS Permits. All EHS Permits are in full force and effect, and, so far as the Sellers are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

32.3	The Company has at all times operated in compliance in all material respects with all EHS Laws in force from time to time and so far as the Sellers are aware there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

32.4	There are no Hazardous Substances that have been released or disposed by the Company or, so far as the Sellers are aware, by any other person at, on or under, nor have any such Hazardous Substances been emitted, escaped or migrated from, the Property that has led or may lead to any material breach of or liability under any EHS Laws or any material claim or liability in respect of EHS Matters nor have Hazardous Substances generated by the Company been released at or otherwise come to be located at any other property in violation of EHS Laws or as may give rise to a liability of the Company.

32.5	There have been no claims, investigations, prosecutions or other proceedings against or, so far as the Sellers are aware, threatened against the Company or any of its directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of the Property or for any breach or alleged breach of any EHS Permits or EHS Laws and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings.

32.6	At no time has the Company received any notice, communication or information alleging any material liability in relation to any EHS Matters or that any remediation works are required.

32.7	The Company does not have, nor, so far as the Sellers are aware, is it likely to have, any actual or potential material liability under any EHS Laws by reason of it having owned, occupied or used any previous properties.

32.8	The Company has not given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

32.9	The Sellers and the Company have provided or made available to the Buyer for review true and correct copies of all environmental reports, studies, audits, investigations, assessments, correspondence and other environmental documents in the possession or control of the Sellers and/or the Company in each case that are material to an understanding of the EHS Matters of the Company.

33.	COMPETITION

33.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

33.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and none of its directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

33.3	Neither the Company nor any of its respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business and no such investigation, inquiry or proceedings have been threatened.

34.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this agreement or anything contained in it and the Company is not liable to pay any of its directors, employees, agents or advisors any sum whatsoever in connection with the sale of the Shares.

Part 2. Tax warranties

1.1	All notices, returns (including any land transaction returns), amended returns, reports, accounts, computations, statements, assessments, claims, disclaimers, filings, elections and registrations which have, or should have, been submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or, so far as the Sellers are aware, is likely to be, the subject of any material dispute with or enquiry by any Taxation Authority nor will give rise to any disallowance of relief, forfeiture, loss of allowance of credit, assessment, adjustment or set off (including any claim for interest on unpaid Taxation) by any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3	The Disclosure Letter gives all material details of all elections, notices, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for Taxation in the Accounts.

1.4	The Company maintains records, invoices and other information in relation to Taxation, that are complete and accurate in all material respects, meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects, including liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

1.5	The Disclosure Letter discloses whether or not the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.6	The Disclosure Letter contains details of all current concessions, agreements and arrangements that the Company has entered into with a Taxation Authority and, so far as the Sellers are aware, no such arrangement disclosed in the Disclosure Letter is liable to be withdrawn or amended for any reason.

1.7	The Company is not, nor, so far as the Sellers are aware, will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.8	The Company has not in the previous four years entered into any indemnity, guarantee, covenant, tax sharing or tax allocation agreement under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Taxation.

1.9	The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which the Company is accountable at the Accounts Date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.10	Neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and, so far as the Sellers are aware, there are no circumstances by reason of which it is or they are likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation within the four years prior to Completion.

1.11	The Company is not and has not in the last four years been the subject of a back duty investigation or enquiry by any Taxation Authority or other dispute regarding Tax recoverable from the Company or regarding the availability of any relief from Tax or duty to the Company and, so far as the Sellers are aware, there are no facts which are likely to cause such an investigation to be instituted or such a dispute to arise.

1.12	All material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings, involving the Company and any Taxation Authority regarding or affecting the Taxation treatment of the Company have been disclosed in the Disclosure Letter and, so far as the Sellers are aware, no such arrangement disclosed in the Disclosure Letter is liable to be withdrawn or amended for any reason.

2.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

2.1	the Company has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

2.2	no payment has been made by the Company which will not be deductible for Taxation purposes either in computing the profits of the Company or in computing the Taxation chargeable on the Company;

2.3	no Event has occurred which gives rise to a Taxation Liability to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a liability to Taxation directly or primarily chargeable against or attributable to another person, firm or company;

2.4	no debt or part of a debt has been released in circumstances where the Company has claimed a deduction for the debt.

3.	EMPLOYEE TAXATION

3.1	All Taxation (including where applicable national insurance contributions) deductible under the PAYE system, the Construction Industry Scheme and/or any other Taxation Statute has, so far as is required to be deducted, been fully and correctly deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority on or before the date of this agreement have been so paid and proper records thereof have been maintained and the Company has not been subject to a PAYE audit in the last four years.

3.2	Except as Disclosed, in the last three years, the Company has not made any ex gratia or termination payment with a value of more than £30,000 to a director or employee or a former director or employee.

3.3	The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011).

3.4

The Disclosure Letter contains all material details of all long terms incentive plans, profit related pay schemes, share incentive schemes and share option schemes (including those approved by any Taxation Authority and unapproved schemes) which the Company operates or in which its employees are entitled to participate, together with copies of any approvals issued by the relevant Taxation Authority in respect of such schemes and nothing has been done to prejudice the approved status of any such schemes. All such schemes have been operated in accordance with their rules and all statutory requirements have been complied with in respect of any such scheme which is HM Revenue & Customs approved or which constitutes an Enterprise Management Incentive scheme.

3.5	The Disclosure Letter contains full details of any issue of shares or an interest in shares by the Company in the circumstances described in Chapters 2, 3, 3A, 3B, 3C, 3D, 4 or 5 of Part 7 ITEPA (as appropriate) and the Company has complied with sections 421J and 421K of ITEPA (as appropriate).

3.6	So far as the Sellers are aware, the sale of the Shares to the Buyer pursuant to this Agreement and/or the receipt of, or entitlement to, any consideration for the Shares will not give rise to or result in the Sellers being treated as having to any extent any income so as to result in any obligation of the Company to operate PAYE pursuant to ITEPA or regulations made pursuant to ITEPA and/or to account for national insurance contributions.

4.	CHARGEABLE GAINS

4.1	Save as disclosed in the Disclosure Letter, the gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

4.2	The Company has not acquired an asset since the Accounts Date otherwise than by way of a bargain made at arm’s length and for a consideration equal to its market value.

4.3	The Company has not disposed of any asset for deferred or contingent consideration where such consideration is still outstanding.

5.	CAPITAL ALLOWANCES

5.1	All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred by the Company or which may be incurred under any continuing obligation has qualified or, so far as the Sellers are aware, will qualify for capital allowances.

5.2	The Disclosure Letter gives all material details of all claims for and disclaimers of capital allowances, (including book values and tax written down values) and of the manner in which such allowances have been given.

5.3	The Disclosure Letter gives all material details of any capital expenditure which has been or which may be incurred by the Company under a continuing obligation as long-life assets (as defined in section 91 of the CAA 2001).

5.4	The Company has not since the Accounts Date done or omitted to do or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge under the CAA 2001 or a withdrawal of first year allowances or recovery of excess relief within Chapter 11 of Part 2 of the CAA 2001.

5.5	The Company has not incurred expenditure on the provision of plant or machinery for leasing (the meaning of which is, for this purpose, as extended by section 105 of the CAA 2001).

6.	DISTRIBUTIONS AND OTHER PAYMENTS

6.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their statutory accounts, and Company is not bound to make any such distribution.

6.2	The Company has not, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

7.	LOAN RELATIONSHIPS

7.1	All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

7.2	No liability to Taxation or non-trading deficit would arise for the Company from any loan relationship to which the Company is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the Company at the date hereof.

7.3	No interest or other amounts treated or claimed as a debit by the Company (including imputed interest) are prevented from being deducted in computing the taxable profits of the Company in the accounting period to which such interest relates for whatever reason, including, without limitation because a relationship is for an unallowable purpose as defined in section 442 CTA 2009.

8.	CLOSE COMPANIES

8.1	The Company is and has always been a close company for Taxation purposes.

8.2	Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

9.	INTANGIBLE ASSETS

9.1	The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, might be available to the Company. So far as the Sellers are aware, no circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.2	The Company has not entered into any tax avoidance arrangements as described in section 864 of CTA 2009.

10.	TRANSFER PRICING

10.1	All transactions or arrangements made by the Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

11.	ANTI-AVOIDANCE

11.1	The Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

11.2	The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004, any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

12.	INHERITANCE TAX

12.1	No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

13.	VALUE ADDED TAX

13.1	The Company is a taxable person and is registered for the purposes of VATA 1994 with quarterly prescribed accounting periods.

13.2	The Company is not or has been in the period of four years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of the VATA 1994.

13.3	All supplies made by the Company are taxable supplies. The Company has not been, nor will be, denied full credit for all input tax paid or suffered by it.

13.4	The Company has complied with and observed in all respects the terms of the VATA and all regulations made or notices issued thereunder, has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) requisite for the purposes thereof and is not (nor any of its officers or directors is or will be) liable (in respect of anything done before Completion) to any interest, penalty or surcharge in respect of VAT.

13.5	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.

13.6	The Company has not in the previous four years deducted any input tax in reliance on the intended use of the goods and services to which the input tax relates where the actual use of those goods or services has not yet occurred.

13.7	The Company has made no election under paragraph 2 or paragraph 21 of Schedule 10 of the VATA to waive exemption from VAT in relation to any land.

13.8	The Disclosure Letter contains full particulars of any agreement or other arrangement to which the Company is a party whereby it has agreed not to waive exemption from VAT pursuant to paragraph 2 or paragraph 21 of Schedule 10 of the VATA in relation to any land.

14.	STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

14.1	All documents that are necessary in proving the title of the Company to any asset which is owned by the Company at Completion, are duly stamped for stamp duty purposes or are accompanied by a certificate from H.M. Revenue & Customs evidencing submission of a valid land transaction return for stamp duty land tax purposes.

14.2	No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

14.3	The Company has no liability to stamp duty reserve tax.

14.4	So far as the Sellers are aware, neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty relief or stamp duty land tax relief granted on or before Completion to the Company.

14.5	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

15.	CONSTRUCTION INDUSTRY SUB-CONTRACTORS’ SCHEME

The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

16.	INTERNATIONAL

The Company is and has always been resident only in the United Kingdom for Taxation purposes, has never carried on any trade, business or other activities outside the United Kingdom other than the export of its goods and/or services in the ordinary and normal course of its business and is not liable to tax in any other jurisdiction.

17.	CUSTOMS DUTIES

The Company has complied with all statutory provisions, rules, regulations, orders and directions and made all necessary returns in relation to the collection and payment of customs duties and excise duties and has provided all necessary information and documentation and paid all amounts due to the appropriate Taxation Authority in relation to such charges within the prescribed time limits.

Schedule 5 Tax covenant

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule expressions defined in the agreement shall bear the same meanings unless the context otherwise requires or unless they are expressly given different meanings.

1.2	It shall be assumed for the purposes of determining whether a Taxation Liability or any Relief arises on, before or after Completion, that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009.

1.3	In this Schedule unless the context otherwise requires, the following terms shall have the following meanings:-

Actual Taxation Liability	a liability or an increase in a liability to make an actual payment of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person and whether or not such liability is discharged prior to Completion.

Buyer’s Group Relief	any Relief arising to any member of the Buyer’s Tax Group (other than the Company) at any time.

Buyer’s Tax Group	means the Buyer and any other company or companies which are at any time treated as members of the same group as, or otherwise connected or associated with, the Buyer for any Tax purposes.

Completion Statement Relief	any Relief which is shown as an asset in the Completion Statement.

Covenantors	means the Sellers whose names and addresses are set out in Schedule 1.

Claim	any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority whether of the United Kingdom or elsewhere, or any form of return, computation or self-assessment required by law from which it appears that the Company is subject or is sought to be made subject to, or will or might become subject to a Taxation Liability (including but not limited to the imposition or withholding of or on account of any Tax).

Deemed Taxation Liability	means:
(a) the setting off of a Post-Completion Relief, Buyer’s Group Relief or a Completion Statement Relief against an Actual Taxation Liability of the Company in respect of which the Covenantors would have been liable under clause 2.1 or (as the case may be) against income, profits or gains which would have given rise to such an Actual Taxation Liability (a “Set Off Liability”), in which event the amount of the Set Off Liability is the amount of the Actual Taxation Liability saved or avoided by such setting off;

(b) the unavailability of a Completion Statement Relief in consequence of an Event occurring on or before Completion in which event the amount of the Deemed Taxation Liability is:

(i) where the Completion Statement Relief unavailable is a deduction from or set-off against either Taxation or income, profits or gains (an “Unavailable Relief Liability”), the amount of Taxation which would have been saved or avoided but for such unavailability; and

(ii) where the Completion Statement Relief unavailable is a right to a repayment of Taxation (an “Unavailable Repayment Liability”), the amount of Taxation which would have been repaid but for such unavailability.

Event	any event, occurrence, transaction, circumstance, act or omission whatsoever including being, or ceasing to be, a member of a group or under the control of any person for the purposes of any Taxation, being or ceasing to be resident in any jurisdiction for the purposes of any Taxation, the execution of the agreement and Completion or the death of any person.

Post-Completion Relief	any Relief which arises in consequence of or by reference to an Event occurring after Completion and not in consequence of or by reference to any Event occurring or deemed to occur on or before Completion.

Relief	means any relief, loss, allowance, exemption, set-off, credit, deduction or other relief from any Taxation or relevant to the computation of any Taxation or of any income profits or gains or any right to repayment of Taxation.

Richards EMI Option	means the Enterprise Management Incentive Option over up to 40,000 A ordinary shares in the Company granted to Michael Richards on 6th February 2015.

Richards EMI Option Relief	any Relief which arises in consequence of or by reference to the exercise of the Richards EMI option prior to Completion.

Tax or Taxation	means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere (but excluding business and water rates and council taxes) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company or any subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Taxation Authority	HM Revenue & Customs, or any other revenue, governmental, customs or fiscal authority, body or person, whether of the United Kingdom or elsewhere competent to impose, assess or collect any Taxation.

Taxation Liability	any Actual Taxation Liability, any Deemed Taxation Liability, or any other liability falling within paragraph 2.1.

unavailability	in relation to an amount of a Relief, the reduction, loss, modification, claw-back, counteraction, non-existence disallowance or cancellation of all or part of that Relief and “unavailable” shall be construed accordingly.

1.4	The covenants contained in paragraph 2 shall be construed as separate and independent and none of them shall be affected or restricted by any other except to the extent that any payment made by the Covenantors and received by the Buyer in respect of one covenant shall discharge the same liability under the other covenants which shall arise out of the same subject matter.

2.	COVENANTS

2.1	Subject to the provisions of paragraph 3, the Covenantors jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

2.1.1	any Actual Taxation Liability of the Company in respect of or by reference to any income, profits or gains earned, accrued or received or deemed for Taxation purposes to have been or treated as or regarded for Taxation purposes as earned, accrued or received on or before Completion;

2.1.2	any Actual Taxation Liability of the Company in respect of, by reference to or in consequence of any Event which occurred or is deemed for Taxation purposes to have occurred on or before Completion;

2.1.3	any Actual Taxation Liability of the Company which is also a liability to Taxation of another person which was at any time prior to Completion treated for Taxation purposes as a member of the same group, as controlled by or as having control of or as otherwise associated with the Company and which is payable by the Company by virtue of the other person failing to discharge such liability to Taxation;

2.1.4	any Actual Taxation Liability in respect of inheritance tax which:

(a)	is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares comprising the issued share capital of, or any of the assets, of the Company; or

(b)	after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares comprising the issued share capital of, or any of the assets of, the Company, being an Actual Taxation Liability arising as a result of the death of any person within seven years after a transfer of value (or deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets would, if the death of that person had occurred immediately before Completion and the inheritance tax which had become payable as a result thereof had not been paid, have existed at Completion; or

(c)	arises as a result of a transfer of value occurring, or being deemed for the purposes of inheritance tax to occur, on or before Completion (whether or not in conjunction with the death of any person, whenever occurring) which increased or decreased the value of the net assets of the Company;

2.1.5	any Deemed Taxation Liability;

2.1.6	any liability of the Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before Completion of a sum equivalent to or by reference to another person’s Tax liability;

2.1.7	any Actual Tax Liability of the Company arising as a result of or in connection with:

(a)	any liability to operate PAYE or to deduct or account for national insurance contributions as a result of or in connection with the grant, award, issue, exercise, transfer, sale, release or waiver of any securities, securities option or interest in securities (each as defined in ITEPA 2003) granted or acquired on or before Completion or any securities or interest in securities acquired after Completion pursuant to a securities option granted or acquired on or before the Completion; or

(b)	the Payment of the Purchase Price to the Sellers under the agreement;

2.1.8	any costs, fees and expenses reasonably and properly incurred by the Buyer or the Company as a result of any Taxation Liability to the extent the Covenantors are liable to make a payment under this paragraph 2.1 (except to the extent that such costs, fees and expenses have already been recovered under paragraph 5 (Conduct of Claims) of this Schedule 5).

2.2	All sums payable by the Covenantors under this Schedule shall be paid free and clear of all deductions or withholdings or rights of counterclaim or set-off unless the deduction or withholding is required by law.

2.3	If the Covenantors are required by law to make any deduction or withholding from any payment made under this Schedule or the Tax Warranties, the sum due from the Covenantors in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Buyer receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made PROVIDED THAT if the Buyer assigns the benefit of this Schedule, the Covenantors shall not be liable pursuant to this paragraph 2.3 save to the extent that the Covenantors would have been so liable had no such assignment occurred;

2.4	If any amount paid or due to the Buyer under this Schedule or in respect of a claim under the Tax Warranties results in an Actual Taxation Liability of the Buyer the Covenantors covenant with the Buyer to pay the Buyer such further sum as will ensure that the net amount received and retained by the Buyer after such Actual Taxation Liability is taken into account shall equal the full amount which would have been received and retained by the Buyer in the absence of such Actual Taxation Liability PROVIDED THAT if the Buyer assigns the benefit of this Schedule, the Covenantors shall not be liable pursuant to this paragraph 2.4 save to the extent that the Covenantors would have been so liable had no such assignment occurred.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Covenantors shall not be liable for any claim under this Schedule or the Tax Warranties in respect of any Taxation Liability to the extent that:

3.1.1	a specific provision, allowance or reserve for it or the discharge or payment thereof is made or reflected in the Completion Statement; or

3.1.2	it arises in consequence of a change in the date to which the Company makes up its accounts or a change of any of its accounting policies, bases or practices in either case after Completion save where such changes are necessary to comply with relevant law or generally accepted accounting policies or practices in force in the United Kingdom at the relevant time prior to Completion; or

3.1.3	it arises in consequence of any change in legislation (including, for the avoidance of doubt any regulation or directive), or any change in the rate of any Taxation, or the imposition of any Tax, or the withdrawal or amendment of any practice previously published by a Tax Authority, in each case occurring after Completion (with or without retrospective effect); or

3.1.4	the Buyer has recovered damages or any other amount under the agreement (whether for breach of warranty or otherwise) or under this Schedule in respect of the same loss, liability, damage or Event; or

3.1.5	it would not have arisen but for, or is increased as a result of, a voluntary act, arrangement or Event carried out or entered into by the Buyer or the Company (or their respective directors, employees or agents) on or after Completion, other than:

(a)	pursuant to a legally binding commitment of the Company created on or before Completion; or

(b)	as required by law; or

(c)	in the ordinary course of the business or trade as carried on by the Company immediately prior to Completion; or

(d)	at the written request of the Covenantors; or

3.1.6	it would not have arisen but for an act carried out by the Covenantors or, prior to Completion, the Company pursuant to or in compliance with the agreement or this Schedule or otherwise at the written request or with the written approval of the Buyer; or

3.1.7	it arises or is increased by reason of or in consequence of:-

(a)	any claim, disclaimer, election or surrender made or notice or consent given or any other thing done by the Buyer or the Company after Completion, including

(without prejudice to the generality of the foregoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Completion Statement; or

(b)	any failure by the Buyer or the Company after the date of this agreement to make any claim, disclaimer, election or surrender or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account in the Completion Statement and which requirement was notified to the Buyer or the Company in writing not less than 10 Business Days before the last date on which the Buyer or the Company could take such action; or

(c)	the amendment after Completion of any claim, disclaimer, election, surrender, notice or consent made or given on or before Completion; or

3.1.8	any Relief other than a Buyer’s Group Relief, Completion Statement Relief, Post Completion Relief or Richards EMI Option Relief is available so as to reduce or eliminate the liability in question or would have been so available had it not been used after Completion so as to reduce or eliminate Taxation Liability for which the Covenantors are not liable under this agreement; or

3.1.9	the liability in question has been made good by insurers or otherwise compensated for without cost to the Buyer or the Company.

3.2	The provisions of Schedule 6 of the agreement (Sellers’ limitation of liability) shall to the extent described therein apply to limit claims under this Schedule.

4.	PAYMENT

4.1	If the Covenantors become liable to pay any amount under paragraph 2.1 or under the Tax Warranties in respect of:

4.1.1	an Actual Taxation Liability, the Covenantors shall pay such amount in cleared funds on or before the date ten Business Days after the date of written notice from the Buyer to the Covenantors of the amount which the Covenantors are required to pay and requesting payment or, if later, the date three Business Days before the date on which the Actual Taxation Liability in question may be paid to the relevant Taxation Authority without a liability (or further liability) to interest or penalties accruing;

4.1.2	a Deemed Taxation Liability, the Covenantors shall pay such amount in cleared funds on the date which is ten Business Days after the date of written notice from the Buyer to the Covenantors of the amount which the Covenantors are required to pay and requesting payment or, if later:

(a)	in the case of a Set Off Liability, the date on which the Actual Taxation Liability which would have arisen but for the set off of the relevant Post-Completion Relief, Buyer’s Group Relief or Completion Statement Relief would otherwise have become due for payment to the relevant Taxation Authority without a liability (or further liability) to interest or penalties accruing; or

(b)	in the case of an Unavailable Relief Liability, the date on which the Liability for Taxation becomes payable to a Taxation Authority which would not have become payable had the relevant Relief not become unavailable; or

(c)	in the case of an Unavailable Repayment Liability, the date on which the repayment of Taxation would have been made but for the unavailability of the relevant Completion Statement Relief; and

4.1.3	any other amount within paragraph 2, the Covenantors shall pay such amount on or before the date ten business days after the date of written notice from the Buyer to the Covenantors requesting payment.

4.2	If any sum due for payment under this Schedule is not paid by either party on the due date for payment then such sum shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the annual rate of 2 percentage points above the base rate of Barclays Bank plc from time to time from the due date up to and including the day of actual payment of such sums, such interest to be accrued from day to day and paid on demand by the relevant party provided that interest shall not accrue for any period in respect of which interest due to any relevant Taxation Authority is included in the payment due to be made under this Schedule before the application of this paragraph.

5.	CONDUCT OF CLAIMS

5.1	The Sellers’ Representatives will act as the representatives of all the Covenantors (“the Representative Covenantors”) for the purposes of this clause 5. Should the Representative Covenantors be unable to act for any reason whatsoever, the Covenantors will vote to appoint, by simple majority, another of the Covenantors to act as the Representative Covenantor for the purposes of this clause 5 and shall notify the Buyer within five business days of such appointment and of the name and address of the new Representative Covenantor.

5.2	If the Buyer or the Company becomes aware after Completion of any matter which could give rise to a Claim or a claim under the Tax Warranties, the Buyer shall give or shall procure that there is given written notice of such matter as soon as reasonably practicable to the Representative Covenantor setting out such information as is available to the Buyer or the Company (provided that the giving of such notice shall not be a condition precedent to the liability of the Covenantors under this Schedule).

5.3	The Buyer shall, and shall procure that the Company shall, take such action (and provide such relevant information assistance and documentation to the Representative Covenantor in relation thereto) as the Representative Covenantor may reasonably request to avoid, dispute, resist, appeal, reduce, compromise or defend any Claim referred to in paragraph 5.1 and any adjudication in respect thereof (“dispute”) subject to the Buyer and the Company being indemnified and secured to the Buyer’s reasonable satisfaction by the Covenantors against all losses, damages, interest, penalties and surcharges and costs and expenses thereby incurred, and provided that:

5.3.1	save as described in this paragraph 5.3, the Covenantors shall not be permitted to take control or conduct of such dispute in the name of the Company;

5.3.2	the dispute shall not be contested before any court or appellate body (including the First Tier Tax Tribunal in the UK and any equivalent thereof outside the UK) unless at the sole expense of the Covenantors the Covenantors obtain the written opinion of leading Tax counsel of at least five years call (chosen by agreement between the parties or failing that the President of the Law Society) after disclosure of all relevant information and documents and having regard to all the circumstances that on the balance of probabilities the action will succeed;

5.3.3	neither the Buyer nor the Company shall be obliged to take any action which will or may reasonably be expected to materially adversely affect the goodwill of the business carried on by, or the financial interests of any member of the Buyer’s Group;

5.3.4	neither the Buyer nor the Company shall be obliged to take any action where the dispute derives from or arises out of or is in connection with any Tax Authority alleging any dishonest or fraudulent act or omission or wilful default by the Covenantors at any time or by the Company prior to Completion;

5.3.5	if the Company would be required to appeal against any assessment or demand for Taxation where it is a requirement for such an appeal that the Taxation be paid, neither the Buyer nor the Company shall be obliged to take any action unless payment has previously been made by the Covenantors to the Buyer of an amount equal to such Taxation and in respect of it;

5.3.6	neither the Buyer nor the Company shall be required to take any action against any person who is at the time in question either an employee or director of the Company or any member of the Buyer’s Tax Group; and

5.3.7	neither the Buyer nor the Company shall be required to make any settlement or compromise of the dispute nor agree any matter in the conduct of such dispute which will or is likely to increase the amount thereof or adversely affect the future liability of any member of the Buyer’s Group to Taxation.

5.4	Subject to the Buyer having complied with its obligations under paragraph 5.12 and 5.33 the Buyer or the Company may without reference to the Covenantors admit, settle, discharge, compromise or otherwise deal with any particular Claim to which paragraph 5.12 applies (without prejudice to their rights under this Schedule) if:

5.4.1	the Representative Covenantor serves a written notice on the Buyer to the effect that in relation to any such Claim (or any dispute in relation to such Claims) the Covenantors do not wish to exercise their rights under paragraph 5.33; or

5.4.2	a period of 20 Business Days has expired following the service of a written notice by the Buyer on the Representative Covenantor pursuant to paragraph 5.12 where the Representative Covenantor has made a request pursuant to paragraph 5.33 in respect of the relevant Claim but the Covenantors have failed to provide a duly executed indemnity and security; or

5.4.3	it is alleged by the Taxation Authority in question in writing that the Covenantors or the Company have committed any acts or omissions prior to Completion which constitute fraud or fraudulent or negligent conduct.

5.5	If the Representative Covenantor does not exercise its right to request the Buyer to take action pursuant to paragraph 5.33, it shall at the written request of the Buyer supply or procure the supply to the Company and the Buyer free of charge all information, books, papers and other documents in the possession or under the control of the Covenantors in relation to the relevant Claim and shall give or procure the giving as appropriate of such reasonable co-operation as the Buyer may reasonably request or require for the purpose of resisting any Claim.

5.6	The Buyer shall procure that the Representative Covenantors and the Covenantors duly authorised agents are (on reasonable notice in writing to the Buyer) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Company and such other reasonable assistance as may be reasonably required to enable the Covenantors to exercise their rights under this paragraph 5.

6.	RECOVERY FROM THIRD PARTIES

6.1	If the Covenantors have made a payment to the Buyer under paragraph 2 or under the Tax Warranties and the Company is entitled to recover from any third party (including any Taxation Authority) any sum in consequence of any Event to which the payment made by the Covenantors relates, the Buyer shall, and shall procure that the Company shall, use all reasonable endeavours to effect such recovery and the Covenantors may require the Buyer by notice in writing to take and to procure that the Company takes such action as the Covenantors reasonably request to recover such sums.

6.2	Any action taken by the Buyer pursuant to paragraph 6.1 shall be at the expense of the Covenantors and, if required by the Buyer, the Covenantors shall indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction against all costs and expenses reasonable and properly incurred thereby.

6.3	The Buyer covenants with the Covenantors to pay to the Covenantors within five business days after receipt of any sum so recovered, an amount equal to any sum (up to but not exceeding the amount paid by the Covenantors to the Buyer under paragraph 2 or under the Tax Warranties) referred to in paragraph 6.1 (including any interest or repayment supplement) which the Company actually recovers less any reasonable costs, fees or expenses incurred by the Buyer or the Company in respect of the matter in question.

7.	PRE-COMPLETION TAX AFFAIRS

7.1	Subject to paragraph 5 (Conduct of Claims), the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion which includes, for the avoidance of doubt, preparing and submitting on behalf of the Company all Tax returns and computations and all claims, elections, surrenders, disclaimers, notices and consents and any other documents for the purposes of Tax (“Tax Documents”) (to the extent the same have not been submitted prior to Completion).

8.	REDUCTION OF CONSIDERATION

All payments made by the Covenantors and the Buyer under this Schedule 5 shall, so far as practicable, be treated as an adjustment to the purchase price for the Sale Shares.

9.	WAIVER

9.1	The failure by the Buyer to exercise or delay in exercising any right or remedy under this Schedule shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies the Buyer may otherwise have and no single or partial exercise of any right or remedy under this Schedule shall prevent any further exercise of the right of remedy or the exercise of any other right or remedy.

9.2	The Buyer’s rights and remedies contained in this Schedule are in addition to, and not exclusive of, any other rights or remedies available at law.

Schedule 6 Sellers’ limitation of liability

1.	CAPS ON LIABILITY

1.1	The aggregate liability of the Sellers for all Claims shall not exceed £3,250,000.

1.2	No Seller shall be liable in respect of any claim pursuant to this agreement for an amount than is greater than the actual amount paid to that Seller by the Buyer.

1.3	The aggregate liability of the Sellers for all claims (including Fundamental Claims and Tax Claims) under this agreement shall not in any event exceed £13,000,000.

2.	DE MINIMIS LIMITS

2.1	The parties agree that:

(a)	no liability shall attach to the Sellers in respect of any Claim, or Fundamental Claim unless and until the aggregate liability in respect of such Claim or Fundamental Claim, together with any Claims or Fundamental Claims arising out of the same or substantially the same facts or circumstances, exceeds £13,000;

(b)	no liability shall attach to the Sellers in respect of any Claim or Fundamental Claim unless and until the aggregate liability in respect of such Claim or Fundamental Claim, together with any Claims or Fundamental Claims arising out of the same or substantially the same facts or circumstances, and aggregated with any other amounts recoverable in respect of all other Claims or Fundamental Claims (but excluding any amounts in respect of such Claims or Fundamental Claims for which the Sellers have no liability by virtue of paragraph 2.1(a) above) exceeds £130,000 but if such liabilities shall exceed that sum the Sellers shall (subject to the other provisions hereof) be liable for the whole of such liabilities and not merely for the excess.

2.2	None of the limitations contained in this Schedule shall apply to any claim under this agreement which arises as the consequence of, or is delayed as a result of, fraud, dishonest mis-statement or wilful concealment by the Sellers or any of them.

3.	TIME LIMITS

3.1	The Sellers shall not be liable for a Claim, a Tax Claim, a claim under Warranty 30 (Retirement Benefits) or a claim under Warranty 32

(Environment and Health and Safety) unless notice in writing summarising in reasonable detail the nature of the relevant claim and, as far as is practicable, the amount claimed, has been given by the Buyer to the Sellers:

(a)	in the case of a Tax Claim, on or before the fourth anniversary of Completion unless:

(i)	a Taxation Authority is entitled by law to assess any member of the Group in respect of tax to which the Tax Claim relates after such date (which includes but is not limited to cases involving deliberate action and careless behaviour), in which case the relevant date shall be the seventh anniversary of Completion, or

(ii)	a Taxation Authority is entitled by law to assess any member of the Group in respect of tax to which the Tax Claim relates after that date because of fraudulent or negligent conduct (pursuant to paragraph 46(2A) of Schedule 18 to the Finance 1998) or otherwise, in which case the relevant date shall be the twenty first anniversary of Completion;

(b)	in the case of a claim made under Warranty 30 (Retirement Benefits) or Warranty 32 (Environment and Health and Safety) on or before the third anniversary of Completion;

(c)	in the case of any other Claim, on or before the date falling 24 months from the Completion Date.

3.2	The Sellers shall have no liability in respect of a Claim or Fundamental Claim if and to the extent that such Claim or Fundamental Claim is based upon a contingent liability unless and until such liability becomes an actual liability and provided this occurs prior to the expiry of the relevant time limit applicable to such Claim or Fundamental Claim as set out in paragraph 3.1.

4.	BUYER’S KNOWLEDGE

The Buyer shall not be entitled to make a Claim, a Fundamental Claim or a claim under the Tax Warranties if and to the extent that the facts, matters, events or circumstances giving rise to the Claim, Fundamental Claim or claim under the Tax Warranties:

(a)	are Disclosed; or

(b)	are set out in the Environmental Report.

5.	PROVISION MADE IN ACCOUNTS

The Sellers shall have no liability in respect of any Claim or Fundamental Claim (if and to the extent that specific allowance, specific provision or specific reserve was made in the Accounts or the Completion Statement in respect of the matter or circumstances giving rise to the Claim or Fundamental Claim.

6.	INSURANCE

The Sellers shall not be liable in respect of any Claim or Fundamental Claim where the Buyer or the Company is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim or Fundamental Claim, unless the Buyer first makes (or procures that the Company makes) a claim against its insurers pursuant to the relevant policy (except in circumstances where the terms of the relevant policy require the Buyer (or the Company) to first make a claim against the Sellers in which case the Buyer shall be entitled to make a claim against the Sellers without first claiming against such policy). The Sellers’ liability in respect of any such Claim or Fundamental Claim shall then be reduced by the amount (if any) recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Claim or Fundamental Claim.

7.	RECOVERY FROM THIRD PARTIES

7.1	In the event that the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim or Fundamental Claim the following provisions shall apply:

(a)	the Buyer shall (or shall procure that the Company shall) take reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Claim or Fundamental Claim against the Sellers save where the taking of such actions could, in the reasonable opinion of the Buyer have an adverse effect on the goodwill or commercial interests of the Company or any member of the Buyer’s Group;

(b)	the liability of the Sellers in respect of the related Claim or Fundamental Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim or Fundamental Claim; and

(c)	if the Sellers make a payment to the Buyer in respect of a Claim or Fundamental Claim and the Buyer, the Company subsequently recovers from a third party a sum which is referable to that Claim or Fundamental Claim, the Buyer shall promptly repay to the Sellers the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company in recovering that sum); and

(ii)	the amount paid to the Buyer by the Sellers in respect of the relevant Claim or Fundamental Claim.

7.2	If any amount is repaid to the Sellers in accordance with paragraph 7.1(c), the amount so repaid shall be deemed to have never been paid by the Sellers to the Buyer.

8.	CHANGE IN LAW

The Sellers shall not be liable in respect of any Claim or Fundamental Claim to the extent that the claim arises or the value of the claim is increased as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement.

9.	VOLUNTARY ACTS

9.1	The Sellers shall not be liable in respect of any Claim or Fundamental Claim to the extent that the matter or circumstance giving rise to such Claim or Fundamental Claim arises, occurs or is otherwise attributable to, or the Sellers’ liability pursuant to such Claim or Fundamental Claim is increased as a result of:

(a)	any voluntary act, omission, transaction or arrangement of the Buyer, the Company (or their respective directors, employees or agents) on or after Completion

(b)	any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company compared to those used prior to Completion other than a change required to correct an accounting policy or practice of the Company prior to Completion which did not comply with the Companies Act 2006 or generally accepted accounting principles in force in the United Kingdom at the relevant time prior to Completion.

9.2	The Sellers shall not be liable in respect of any Claim or Fundamental Claim to the extent that the liability pursuant to such Claim or Fundamental Claim comprises penalties, charges or interest arising directly from any default of the Buyer or the Company after Completion.

10.	NO SET-OFF

The Buyer shall not have any right of set-off (howsoever arising) in respect of any Claim, Fundamental Claim and all sums payable by the Buyer to the Sellers under this agreement shall be paid in full without set-off, counterclaim or other deduction save as required by law.

11.	NO DOUBLE RECOVERY

Neither the Buyer (nor any member of its Group) shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

12.	NO RESCISSION

The Buyer agrees that rescission shall not be available as a remedy for any breach of this agreement and the Buyer shall not be entitled to rescind or terminate this agreement.

13.	DUTY TO MITIGATE

The Buyer shall (and shall cause the Company to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Claim or a Fundamental Claim.

Schedule 7 Intellectual Property Rights

Part 1. Registered Intellectual Property Rights

New Registrations

UK or CTM	Trade Mark	Number	Registered Owner	Goods/Services
CTM	SPIRADRIVE	EU006057798	Davall Gears Ltd

Class 7

Gears, gear sets, gearing, gearboxes, transmissions, motors; parts and fittings for the aforesaid goods.

Class 12

Gears, gear sets, gearing, gearboxes, transmissions, motors; parts and fittings for the aforesaid goods

UK	SPIRADRIVE	UK00001387500	Davall Gears Ltd	Class 7 Gears, gear sets, gearing, gearboxes, transmissions, motors; parts and fittings for the aforesaid goods.

Applications

The Company has made an application (filing date 10 July 2015) to the United States Patent and Trade mark office

Jurisdiction	Trade Mark	Application Number	Applicant Name	Goods/Services
USA	SPIRADRIVE	86/689964	Davall Gears Ltd

Class 7

Gears, gear sets, gearing, gearboxes, transmissions, motors; parts and fittings for the aforesaid goods.

Class 12

Gears, gear sets, gearing, gearboxes, transmissions, motors; parts and fittings for the aforesaid goods

The Company has made an application (filing date 29 June 2015) to the Intellectual Property Office to register the following trade mark:

Jurisdiction	Trade Mark	Number	Applicant Name	Goods/Services
UK	Davall	UK00003115394	Davall Gears Limited

Class 7

Machines; jacks; universal joints and torques; timing pulleys and belts; chains; sprockets; couplings; gears, gearboxes, drive units, transmission units and motors, none for land vehicles; pulleys, cams and worms, all being parts of machines; belts and belting, all for machines; parts, fittings and accessories for all the aforesaid goods.

Class 12

Jacks; universal joints and torques; timing pulleys and belts; chains; sprockets; couplings; gears, gearboxes, drive units, transmission units and motors, all for conveyances, aircraft, watercraft, vehicles, land vehicles, electric vehicles, automobiles, bicycles, motorcycles and mopeds; parts, fittings and accessories for all the aforesaid goods.

Class 40

Manufacturing of machinery, engines, motors, gears, drives and transmissions and of parts, fittings and accessories therefor; advice, assistance and information relating to all the aforesaid.

Class 42

Engineering; design; technical drawing; advice, assistance and information relating to the aforesaid.

Part 2. Material unregistered Intellectual Property Rights

1.	Spiradrive, Davall, Mollart and DSG.

Part 3. Intellectual Property Rights licensed from third parties

1.	Pursuant to a licence agreement dated 25 June 2007 between Illinois Tool Works Inc. and the Company, the Company has a worldwide, non-exclusive, perpetual licence to use the ENDICON trade mark within the field of “precision index rings and couplings”.

2.	Pursuant to a licence agreement dated 25 June 2007 between Illinois Tool Works Inc. and the Company, the Company has a non-exclusive non-transferable, perpetual right to use the programs and/or application software used to generate gear data to cut spiroid and/or helicon gear forms, including any drawings and tooling based on gear data generated by such software, that was used by the Davall Gears, Davall Stock Gears and Mollart Universal Joints divisions of ITW Limited at the time of the acquisition of such divisions by the Company on 25 June 2007.

Part 4. Intellectual Property Rights licensed to third parties

1.	Pursuant to the licence agreement dated 25 June 2007 between Illinois Tool Works Inc. and the Company referenced in Part 3 paragraph 2 above, Illinois Tool Works Inc. was granted a reciprocal non-exclusive, non-transferable, perpetual right to use the programs and/or application software used to generate gear data to cut spiroid and/or helicon gear forms, including any drawings and tooling based on gear data generated by such software, that was used by ITW Heartland Gears as of the date of the license.

Schedule 8 The Property

Particulars of the Property

Description of the Property	Unit 1, Wingate Industrial Estate, Travellers Lane, Welham Green, Hatfield, Hertfordshire

Owner	The Company

Registered/unregistered	Registered

Title number (if registered)	HD355490

Occupier	The Company and the Tenants set out below.

Current Use	Office and Industrial

Is there a lease?

Yes:

1. a lease made between the Company and Ashley Wilde Group Limited dated 1 November 2007; and

2. a licence to occupy between the Company and Carclo Technical Plastics Limited dated 1 October 2008.

Tenants under the leases	1.Ashley Wilde Group Limited; and 2.Carclo Technical Plastics Limited.

Schedule 9 Completion Statement

Part 1 – Definitions

The following definitions shall apply to this schedule 9:

Accounts Net Assets: the aggregate assets less the aggregate liabilities of the Company, in each case as shown in the Accounts.

Completion Net Assets: the aggregate assets less the aggregate liabilities of the Company, in each case as shown in the Completion Statement, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques referred to in part 2 of this Schedule 9 less an amount equal to the Unpaid Sellers’ Expenses.

Sellers’ Expenses: means, without duplication all of the fees, costs and expenses (including fees, costs and expenses of solicitors, accountants, financial advisers, brokers or other representatives, advisers and consultants) incurred on or prior to Completion by or on behalf of, or to be paid by, the Company in connection with this agreement, the other Transaction Documents or the transactions contemplated by this agreement, including (i) any fees and expenses of Bracher Rawlins LLP, BDO LLP, Parisi Tax LLP and/or Blake Morgan LLP (solicitors to the Bank) (ii) fifty per cent. (50%) of the fees payable to the Escrow Agent in respect of the establishment and operation of the Escrow Account (it being understood that the remaining fifty per cent. (50%) of the Escrow Agent’s fees and expenses will be payable by the Buyer at Completion); and (iii) any amount in respect of PAYE and primary and secondary National Insurance contributions payable by the Buyer or the Company to any Taxation Authority in respect of the exercise by Michael Richards of EMI options prior to Completion) whether accrued, incurred or paid prior to, at or after Completion.

Unpaid Sellers’ Expenses: the amount of Seller Expenses that are unpaid as of immediately prior to Completion save to the extent that such Seller Expenses are otherwise specifically provided for in the Completion Statement.

Part 2 – Accounting Policies

1.	The Completion Statement shall be prepared in the format shown at Part 5 of this schedule.

2.	The Completion Statement shall be drawn up in accordance with:

2.1	the specific accounting policies set out in paragraph 3 below;

2.2	to the extent not inconsistent with paragraph 2.1 above, the accounting principles, policies, practices, and techniques (including in respect of the exercise of management judgment) adopted in the Accounts; and

2.3	to the extent not otherwise addressed in paragraphs 2.1 and 2.2 above, UK GAAP as at the Completion Date.

For the avoidance of doubt, paragraph 2.1 shall take precedence over paragraph 2.2 and paragraph 2.3, and paragraph 2.2 shall take precedence over paragraph 2.3.

3.	The specific accounting policies referred to in paragraph 2.1 shall be:-

3.1	the Completion Statement shall be drawn up as at and shall show the net asset position of the Company immediately prior to Completion;

3.2	no account shall be taken of events or information arising after the Completion Date unless and to the extent required by UK GAAP;

3.3	the Completion Statement will be prepared in pounds sterling. Assets and liabilities denominated in a currency other than pounds sterling shall be converted into pounds sterling on the Completion Date on the same basis as was used in the preparation of the Accounts;

3.4	the Completion Statement shall be prepared on the basis that the Company is a going concern and shall exclude the effect of change of control or ownership of the Company and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer;

3.5	the provisions of the Completion Statement schedule shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statement;

3.6	accruals shall be made for all costs incurred by the Company prior to and up to Completion;

3.7	save as expressly stated to the contrary in this Schedule 9, adjusting Post Balance Sheet Events (as defined in FRS 21 “Events After the Balance Sheet Date”) arising prior to delivery of the Draft Completion Statement to the Buyer shall be taken into account in the Draft Completion Statement only where the events result in a material increase or decrease in the value of the assets or liabilities in the accounts at completion;

3.8	revenue shall be recognised for services rendered by the Company up to the Completion Statement Date in accordance with the Company’s normal accounting policy as set out below:

3.8.1	the Company records amounts invoiced to customers in excess of revenue recognised as deferred revenue until the revenue recognition criteria are met. The Company also records invoices raised where delivery has not been fulfilled to deferred income.

3.8.2	all transactions are accounted for in line with UITF 40.

3.9	provision shall be made for any receivables balances in the Company’s as at the Completion Statement Date. The Company’s policy is to provide in full for all aged debts that are 90 days or more in excess of their terms, including where the counterparty is in liquidation, administration, or equivalent or where there is a reasonable expectation that the debt will not be paid in full.

3.10	Prepayments shall be recorded to the extent that a payment has been made prior to the Completion Date or a creditor or accrual has been recorded in the Draft Completion Statement as at the Completion Date for goods and services supplied that relate to periods after the Completion Date.

3.11	Provision and accrual shall be made in respect of goods and services that have been received on or before the Completion Date that have not been paid for or included within trade creditors at the Completion Date (to include, without limitation, provision for litigation, claims, rectification and reworks).

3.12	Any Third Party Indebtedness at the Completion Date shall be set out in the Draft Completion Statement including any early repayment or termination costs (including any debt break fees) that are required to be paid or were paid on Completion by the Company’s Group as a result of settling these balances on, or as a consequence of Completion.

3.13	The Draft Completion Statement shall include a provision for corporation tax (or any other profit based taxes) together with the corporation tax deduction arising from the exercise by Michael Richards of EMI options prior to Completion any associated interest or penalties in respect of all accounting periods ending on or before the Completion Date (and for the avoidance of doubt, the Completion Date shall be treated as an accounting period end for these purposes).

3.14	The Draft Completion Statement shall include a provision for any VAT, PAYE, National Insurance Contributions or other taxes (save to the extent already provided for under paragraph 3.13 above) that are accrued but unpaid to the relevant Taxation Authority at the Completion Date.

3.15	The Draft Completion Statement shall include a provision for the cash received by the Company at Completion in respect of the exercise by Michael Richards of EMI options.

3.16	In preparing the Completion Statement no minimum materiality or thresholds shall be applied.

3.17	For the avoidance of doubt the Bank Loan which is repaid pursuant to clause 3.1(e) shall not be shown as a liability of the Company in the Completion Statement.

Part 3 – Procedure

1.	After Completion the Buyer shall prepare a draft version of the Completion Statement (the “Draft Statements”).

2.	The Draft Statements shall be prepared in accordance with the accounting policies, practices and methods set out in Part 2 of this schedule and shall be delivered by the Buyer to the Sellers’ Representatives within 60 days of the Completion Date. The Buyer shall deliver to the Sellers’ Representatives such other information in their possession or under their control as the Sellers’ Representatives may reasonably require to verify the contents of the Draft Statements.

3.	Within 20 Business Days (the “Review Period”) of receipt by the Sellers’ Representatives of the Draft Statements, the Sellers’ Representatives shall notify the Buyer whether or not the Sellers agree with the Draft Statements.

5.	If the Sellers’ Representatives notifies their agreement in writing with the Draft Statements within the Review Period or if he fails to give any notice in writing within the Review Period, indicating whether or not the Sellers agree with the Draft Statements, the Draft Statements shall become the Completion Statement and shall be final and binding on the parties.

6.	If the Sellers’ Representatives notify (a “Dispute Notice”) the Buyer in writing within the Review Period that the Sellers disagree with any item or items in the Draft Statements together with the reason(s) for the disagreement and a list of proposed adjustments, then the provisions of paragraph 7 shall apply.

7.	If, within 20 Business Days starting on the day after receipt by the Buyer of a Dispute Notice, the Sellers’ Representatives and the Buyer have not agreed in writing the items in dispute in relation to the Draft Statements, then the Sellers’ Representatives or the Buyer may refer the items in dispute to the Independent Expert (as defined in paragraph 9). The Buyer and the Sellers agree that, to the extent possible, the payment of any amounts not in dispute shall be paid to the party entitled to receive such amount in accordance with the provisions of this schedule.

8.	The Draft Statements adjusted (if at all) in accordance with the agreement, if any between the parties or (as the case may be) the decision of the Independent Expert shall become the Completion Statement and shall be final and binding on the parties save in the case of fraud or manifest error.

9.	For the purposes of this schedule, the “Independent Expert” shall mean a member of the Institute of Chartered Accountants in England and Wales, appointed by agreement in writing between the Buyer and the Sellers’ Representatives. If agreement is not reached within 5 Business Days of the Sellers’ Representatives or the Buyer suggesting a name then, on the application of the Sellers’ Representatives or the Buyer, the Independent Expert will be appointed by the president for the time being of the Institute of Chartered Accountants in England and Wales (or the relevant deputy for such person). The Independent Expert shall act as an expert and not an arbitrator. The provisions of the Arbitration Act shall be excluded. The Independent Expert’s terms of reference shall be to determine the matters in dispute within 30 days of his or her appointment. The Independent Expert shall allow each party to make a written submission of their view of the matters in dispute for his/her consideration and shall also provide an opportunity for each party to respond in writing to the submission of the other party. The Independent Expert shall otherwise be in complete control of all proceedings before him or her and may specify the form of submissions and the timing thereof (but the Independent Expert shall be instructed to act with all due expedition in connection with any matter referred to him or her). Each party will bear its own expenses in presenting its case to the Independent Expert. The decision of the Independent Expert shall, in the absence of fraud or manifest error, be final and binding on the parties. Any expenses and costs of the Independent Expert will be borne by the parties in such proportion as the Independent Expert (with unfettered discretion) shall direct having regard to the merits of the contentions of the Sellers on one hand and the Buyer on the other.

10.	Within 10 Business Days of the agreement or determination of the Completion Statement in accordance with the provisions of this schedule, the Sellers’ Representatives shall provide the Buyer in writing with a schedule setting out all claims, elections, surrenders or disclaimers to be made or notices or consents to be given or any other thing to be done relating to the period following Completion in relation to Tax which are taken into account in computing any provision in the Completion Statement.

Part 4 – Adjustments To The Purchase Price

1.	When the Completion Statement has become final and binding pursuant to Part 3 of this schedule, the consideration payable for the Sale Shares will be subject to the following adjustments:

1.1	If the Completion Net Assets are less than the Accounts Net Assets the Sellers shall, subject to the provisions of paragraph 2, be liable to repay to the Buyer an amount equal to such shortfall (the “Shortfall”) in the Relevant Proportions.

1.2	If the Completion Net Assets exceed the Accounts Net Assets the Buyer shall, subject to the provisions of paragraph 2, be liable to pay to the Sellers an additional amount equal to such excess (the “Excess”).

1.3	In the event there is an Excess the Buyer shall pay to the Sellers (in the manner specified in clause 3.4 of the agreement and in the Relevant Proportions) an amount equal to the Excess (together with interest thereon at the rate of one per cent per annum calculated for the period from the Completion Date up to and including the date of actual payment).

1.4	In the event there is a Shortfall the Sellers shall pay an amount equal to the Shortfall (together with interest thereon at the rate of one per cent per annum calculated for the period from the Completion Date up to and including the date of actual payment).

2.	To the extent that the Sellers’ are liable to make any payment in accordance with the provisions of paragraph 1.4 above then the Buyer shall, if it so elects in its sole discretion, be entitled (but in no circumstances shall it be required) to deduct an amount equal to such payment from the Escrow Account.

3.	If the Buyer so elects to receive a payment from the Escrow Account then such payment shall be treated as a Resolved Claim and the Buyer and the Sellers’ Representatives shall take all steps necessary to release an amount equal to such balancing payment from the Escrow Account to the Buyer.

4.	The amount of any reduction or increase in the Purchase Price pursuant to the provisions of this schedule will be paid by the Sellers or the Buyer (as the case may be) in accordance with paragraph 1 above of this Part 4 within 5 Business Days after the Completion Statement have become final and binding. For the avoidance of doubt the adjustments specified in paragraphs 1.1 to 1.4 of this Part 4 shall be viewed together to determine the overall reduction or increase in the Purchase Price.

Part B: Pro Forma Completion Statement

Currency: £
Intangible Assets	x
Tangible Assets	x
Less deprec’n & amortisation	x
Fixed Assets		X

Stock	x
Trade debtors	x
Other Debtors/Prepayments	x
CID incl. Foreign currency	x
Cash at Bank and in hand incl. Foreign Currency	x
EMI Option Exercise Price	x
Corporation Tax deduction following EMI Option exercise	x
Current Assets	x

Trade Creditors	x
Accruals	x
PAYE & NI	x
Obligations under finance leases & hp	x
Invoice Discounting	x
Corporation Tax	x
Current CT estimate	x
VAT	x
Current Liabilities	x

Net Current Assets		X

Mortgage	x
Hire Purchase Contracts	x
Provisions & Accruals	x
Deferred Taxation	x
Liabilities due after 1 year	x	X

Completion Net Assets		x
Accounts Net Assets		x
Adjustment to Purchase Price		x

SIGNED and **DELIVERED**)
as a **DEED** by **GEOFF WATTS**)
in the presence of:)

Witness Signature: ..E. Slaiding.........

Witness Name: EDWARD SLAIDING

....

Witness Address: 77 KINGSWAY
LONDON

Witness Occupation: SOLICITOR

....
Signed by ADRIAN EVANS
as attorney

SIGNED and **DELIVERED**)
as a **DEED** by **MATTHEW LIDDLE**)
in the presence of:)

Witness Signature: ..E. Slaiding.........

Witness Name: EDWARD SLAIDING

....

Witness Address: 77 KINGSWAY
LONDON

Witness Occupation: SOLICITOR

M Liddle..

SIGNED and **DELIVERED**)
as a **DEED** by **GRAHAM WOODMAN**)
in the presence of:)

Witness Signature: ..E. Slaiding.........

Witness Name: EDWARD SLAIDING

....

Witness Address: 77 KINGSWAY
LONDON

Witness Occupation: SOLICITOR

....
Signed by ADRIAN EVANS
as attorney

SIGNED and **DELIVERED**)
as a **DEED** by **DAVID RADLEY**)
in the presence of:)

Witness Signature: E. Slaiding

Witness Name: EDWARD SLAIDING

Witness Address: 77 KINGSWAY
LONDON

Witness Occupation: SOLICITOR

Signed by ADRIAN EVANS as attorney

SIGNED and **DELIVERED**)
as a **DEED** by **GRAHAME COOK**)
in the presence of:)

Witness Signature: E. Slaiding

Witness Name: EDWARD SLAIDING

Witness Address: 77 KINGSWAY
LONDON

Witness Occupation: SOLICITOR

Signed by ADRIAN EVANS as attorney

SIGNED and **DELIVERED**)
as a **DEED** by **ADRIAN EVANS**)
in the presence of:) ....

Witness Signature: ....

Witness Name: EDWARD SLAIDEN

....

Witness Address: 77 KINGSWAY

LONDON

Witness Occupation: SOLICITOR

SIGNED and **DELIVERED**
as a **DEED by VISTRA TRUST COMPANY (JERSEY) LIMITED AS TRUSTEES FOR THE DRB SETTLEMENT** in the presence of:

....
Director

....
Director

Witness Signature: ....

Witness Name: ....

....

Witness Address: ....

....

Witness Occupation: ....

SIGNED and **DELIVERED**)
as a **DEED** by **ADRIAN EVANS**)
in the presence of:) ……………………………………

Witness Signature: ………………………

Witness Name: ……………………………

……………………………………………

Witness Address: …………………………

……………………………………………

Witness Occupation:………………………

SIGNED and **DELIVERED** as a **DEED** by **VISTRA TRUST COMPANY (JERSEY) LIMITED AS TRUSTEES FOR THE DRB SETTLEMENT** in the presence of:

…………………… Director

…………………… Director AUTHORISED SIGNATORY

Witness Signature: ……………………

Witness Name: SHARON BISSON

……………………………………………

Witness Address: ST PAUL'S GATE, 22-24 NEW STREET

ST HELIER, JERSEY, JE1 4TR

Witness Occupation: TRUST MANAGER

SIGNED and **DELIVERED**)
as a **DEED** by **TIM KELLEHER**)
in the presence of:)

Witness Signature: E. Slaiding ....

Witness Name: EDWARD SLAIDING

....

Witness Address: 77 KINGSWAY

LONDON

Witness Occupation: SOLICITOR

....
Signed by ADRIAN EVANS
as attorney

Executed as a **DEED** by)
POSITIVUS L.P. acting by)
MYLES SHERMAN, in the)
presence of:

....

Witness Signature: E. Slaiding ....

Witness Name: EDWARD SLAIDING

....

Witness Address: 77 KINGSWAY

LONDON

Witness Occupation: SOLICITOR

SIGNED and **DELIVERED**)
as a **DEED** by **MICHAEL RICHARDS**)
in the presence of:) ....

Witness Signature: ....

Witness Name: EDWARD SLATOTING

....

Witness Address: 77 KINGSWAY

LONDON

Witness Occupation: SOLICITOR

Executed as a **DEED** by **SL**)
MONTEVIDEO TECHNOLOGY, INC.)
acting by ...., a) ....
director, in the presence of:

Witness Signature: ....

Witness Name: ....

....

Witness Address: ....

....

Witness Occupation:.............................

SIGNED and **DELIVERED**)
as a **DEED** by **MICHAEL RICHARDS**)
in the presence of:) ....

Witness Signature: ....

Witness Name: ....

....

Witness Address: ....

....

Witness Occupation:..............................

Executed as a **DEED** by **SL**)
MONTEVIDEO TECHNOLOGY, INC.)
acting by THOMAS H. LEMLEY a)
director, in the presence of:

Witness Signature: ....

Witness Name: RACHEL O'NEILL

....

Witness Address: DECHERT LLP

160 QVS, EC4V 4QQ, LONDON

Witness Occupation: TRAINEE SOLICITOR